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Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-180335

PROSPECTUS

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING AND UNREGISTERED
$1,250,000,000 2.400% Senior Notes due 2017
$1,500,000,000 3.800% Senior Notes due 2022
$1,250,000,000 5.150% Senior Notes due 2042
FOR NEWLY-ISSUED, REGISTERED
$1,250,000,000 2.400% Senior Notes due 2017
$1,500,000,000 3.800% Senior Notes due 2022
$1,250,000,000 5.150% Senior Notes due 2042

          We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange all of our outstanding 2.400% Senior Notes due 2017, 3.800% Senior Notes due 2022, and 5.150% Senior Notes due 2042, issued on March 8, 2012 in a private offering for our new, registered 2.400% Senior Notes due 2017, 3.800% Senior Notes due 2022, and 5.150% Senior Notes due 2042, respectively. In this document, we refer to our outstanding 2.400% Senior Notes due 2017, 3.800% Senior Notes due 2022, and 5.150% Senior Notes due 2042 collectively as the "original notes" and our new registered 2.400% Senior Notes due 2017, 3.800% Senior Notes due 2022, and 5.150% Senior Notes due 2042 collectively as the "registered notes." Any reference to "notes" in this prospectus refers to the original notes and the registered notes, unless the context requires a different interpretation. The CUSIP numbers for the original notes are 25459H BC8, U25398 AK1, 25459H BD6, U25398 AL9, 25459H BB0, and U25398 AJ4. The notes will be fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings LLC's material direct and indirect domestic subsidiaries (other than DIRECTV Financing Co., Inc.) and by DIRECTV on a senior unsecured basis.

MATERIAL TERMS OF THE EXCHANGE OFFER

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  The exchange offer expires at 5:00 p.m., New York City time, on May 9, 2012, unless extended.

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  You will receive an equal principal amount of registered notes for all original notes that you validly tender and do not validly withdraw.

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  Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

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  There has been no public market for the original notes and we cannot assure you that any public market for the registered notes will develop.

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  The terms of the registered notes are substantially identical to the original notes, except for transfer restrictions, and registration rights and additional interest payment provisions relating to the original notes.

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  If you fail to tender your original notes for the registered notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

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  The only conditions to completing the exchange offer are that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the "Commission"); no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

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  We will not receive any cash proceeds from the exchange offer.

Results of the Exchange Offer

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  The registered notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the original notes or registered notes on a national market.

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  All outstanding original notes not tendered will continue to be subject to the restrictions on transfer set forth in the indenture governing the original notes. In general, outstanding original notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

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  Other than in connection with the exchange offer, we do not plan to register the outstanding original notes under the Securities Act.

          Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes where the original notes were acquired by that broker-dealer as a result of market- making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 26 OF THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2012

WHERE YOU CAN FIND MORE INFORMATION

        DIRECTV files annual, quarterly and current reports, and other information with the Commission. We also have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the Commission's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Commission.

        You should rely only upon the information provided in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the dates specified in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" information we file with the Commission, which means:

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  incorporated documents are considered part of this prospectus;

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  we can disclose important information to you by referring you to those documents; and

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  information that we file later with the Commission automatically will update and supersede information contained in this prospectus.

        We are incorporating by reference the following documents which we have previously filed with the Commission:

          (1)   DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012;

          (2)   DIRECTV's Current Reports on Form 8-K filed on January 27, 2012, February 15, 2012 and March 14, 2012;

          (3)   DIRECTV's Definitive Proxy Statement on Schedule 14A, filed on March 16, 2012; and

          (4)   any of DIRECTV's future filings with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") until our offering is completed; provided that this prospectus will not incorporate any information that DIRECTV may furnish to the Commission under Item 2.02 or Item 7.01 of Form 8-K.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.directv.com), or by requesting them in writing or by telephone at the following addresses:

DIRECTV Holdings LLC
2230 East Imperial Highway
El Segundo, CA 90245
Attn: Investor Relations

        To obtain timely delivery, you must request the information no later than five (5) business days before the expiration date of the exchange offer.

 MARKET DATA

        In this prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes Annotated, 1955, as amended ("RSA 421-B") with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and documents incorporated by reference herein and in other materials we have filed or may file with the Commission, contain or may contain certain statements that we believe are, or may be considered to be, "forward- looking statements" within the meaning of various provisions of the Securities Act and of the of the Exchange Act. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar references to future periods. Examples of forward- looking statements include, but are not limited to, statements we make related to our business strategy and regarding our outlook for 2012 financial results, liquidity and capital resources.

        Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, national or global political, market and regulatory conditions and other risks, each of which is described in more detail under "Risk Factors" in this prospectus. Any forward looking statement included or incorporated by reference in this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may occur and it is not possible for us to predict them all. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 26.

        We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV, DIRECTV Cinema and the DIRECTV Cyclone Design. This prospectus also includes copyrights, trademarks, service marks and trade names of other companies which are the property of their respective holders.

PROSPECTUS SUMMARY

        In this prospectus, "DIRECTV Holdings," and "DIRECTV U.S." refer to DIRECTV Holdings LLC and its subsidiaries, unless otherwise indicated or the context otherwise requires. DIRECTV Holdings is a wholly-owned subsidiary of The DIRECTV Group, Inc., which we sometimes refer to as "DIRECTV Group" which, in turn, is a wholly-owned subsidiary of DIRECTV, which we sometimes refer to as "DIRECTV" or "Parent." DIRECTV Holdings consists of DIRECTV, LLC and its wholly-owned subsidiaries, DIRECTV Enterprises, LLC and DIRECTV Financing Co., Inc., which we sometimes refer to as "DIRECTV Financing." References to the "issuers" are to DIRECTV Holdings and DIRECTV Financing. References to "we," "us" and "our" are to DIRECTV and its consolidated subsidiaries, including DIRECTV Holdings and DIRECTV Financing. This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and you should read the documents incorporated by reference into this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission, which we refer to as our "Form 10-K," before making an investment decision.

Our business

        We are a leading provider of digital television entertainment in the United States and Latin America. We operate two direct-to-home, or DTH, operating segments: DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location and are engaged in acquiring, promoting, selling and distributing digital entertainment programming primarily via satellite to residential and commercial subscribers. In addition, since November 19, 2009, we own and operate three regional sports networks and own a 60% interest in Game Show Network, LLC, a basic cable television network dedicated to game-related programming and Internet interactive game playing.

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  DIRECTV U.S.  DIRECTV Holdings and its subsidiaries, which we refer to as DIRECTV U.S., is the largest provider of DTH digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States. As of December 31, 2011, DIRECTV U.S. had approximately 19.9 million subscribers.

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  DIRECTV Latin America.  DIRECTV Latin America Holdings, Inc. and its subsidiaries, which we refer to as DIRECTV Latin America, is the leading provider of DTH digital television services throughout Latin America. DIRECTV Latin America is comprised of: PanAmericana, which provides services in Argentina, Chile, Colombia, Ecuador, Venezuela, certain other countries in the region, and the Caribbean, including Puerto Rico; our 93% owned subsidiary, Sky Brasil Servicos Ltda., which we refer to as Sky Brazil; and our 41% equity method investment in Innova, S. de R.L. de C.V., which we refer to as Sky Mexico. As of December 31, 2011, PanAmericana had approximately 4.1 million subscribers, Sky Brazil had approximately 3.8 million subscribers and Sky Mexico had approximately 4.0 million subscribers.

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  DIRECTV Sports Networks.  DIRECTV Sports Networks LLC and its subsidiaries, or DSN, is comprised primarily of three regional sports television networks based in Seattle, Washington; Denver, Colorado and Pittsburgh, Pennsylvania, each of which operates under the brand name ROOT SPORTS. The operating results of DSN beginning November 19, 2009 are reported as part of the "Sports Networks, Eliminations and Other" operating segment.

        Our vision is to make DIRECTV the best video experience anytime and anywhere for customers in both the United States and Latin America. Our primary strategy for achieving this vision is to combine unique and compelling content along with technological innovation and industry-leading customer service to make DIRECTV the clear choice among consumers throughout the Americas. We believe that the successful implementation of this operating strategy along with the return of excess cash to stockholders will create significant stockholder value over the long term.

DIRECTV U.S.

        Through DIRECTV U.S., we provide approximately 19.9 million subscribers with access to hundreds of channels of digital-quality video entertainment and CD-quality audio programming that we transmit directly to subscribers' homes or businesses via high-powered geosynchronous satellites. We also provide video-on-demand, or VOD, by "pushing" top-rated movies onto customers' digital video recorders, or DVRs, for instant viewing, as well as via broadband to our subscribers who have connected their set-top receiver to their broadband service.

        We believe we provide one of the most extensive collections of programming available in the MVPD industry, including over 170 national high-definition, or HD, television channels and four dedicated 3D channels. In addition, we offer VOD service, named DIRECTV CINEMA™, which provides a selection of approximately 7,000 movie and television programs to our broadband-connected subscribers. As of December 31, 2011, we provided local channel coverage in HD to markets covering over 96% of U.S. television households. In addition, we provided local channel coverage to markets representing approximately 99% of U.S. television households.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKET™ package, which allows subscribers to view the largest selection of NFL games available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through the 2014 season, including rights to provide related broadband, HD, VOD, interactive and mobile services.

        To subscribe to the DIRECTV® service, subscribers sign up for our service through us, our national retailers, independent satellite television retailers or dealers, or regional telephone companies, which we refer to as telcos. We or one of our home service providers or dealers install the receiving equipment. The receiving equipment, which we refer to as a DIRECTV® System, consists of a small receiving satellite dish antenna, one or more digital set-top receivers, which are typically leased to the subscriber, and remote controls. After acquiring and installing a DIRECTV System, subscribers activate the DIRECTV service by contacting us and subscribing to one of our programming packages.

Key strengths

        Our DIRECTV U.S. business is characterized by the following key strengths:

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  large subscriber base;

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  leading brand name;

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  substantial channel capacity and programming content;

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  high-quality digital picture and sound, including HD and 3D programming;

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  sales and marketing;

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  technology;

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  strong customer satisfaction;

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  valuable orbital slots and satellite-based technology; and

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  strong balance sheet.

Business strategy

        Our vision is to provide customers with the best video experience in the United States both inside and outside of the home by offering subscribers unique, differentiated and compelling programming through leadership in content, technology and customer service. Our strategy involves (1) strengthening our core business, (2) delivering the best "anytime, anywhere" experience, both inside and outside of the home, (3) building new revenue streams and (4) enhancing productivity.

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  Strengthen the Core Business.  To fulfill our goals, we believe we have to strengthen our core business in several key areas including (1) delighting our customers in all our service interactions, (2) enhancing customer targeting and segmentation and (3) strengthening our bundled offers and capabilities.

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  Delight Our Customers in All Service Interactions; Improve our Loyalty and Retention Programs.  Due in part to higher costs to acquire new subscribers in an increasingly mature industry, it is even more important to strengthen and customize our service experience with a focus on delighting all of our customers as we strive to reduce churn and maintain strong margins. We believe an important part of this strategy is to increase customer satisfaction through all service interactions including the initial installation and any subsequent communications, service or upgrade transactions. Another important part of our strategy is to improve our loyalty and retention programs, particularly for our most tenured and valuable customers.

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  Enhance Customer Targeting.  As the market for video services becomes increasingly competitive, it is important that we have a better understanding of and focus on our new and existing customers' needs and desires. We will use segmentation analysis to better target these customers based on demographic, geographic and customer information to more profitably and effectively provide our customers with the products and services they desire.

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  Strengthen Our Bundled Offers and Capabilities.  Bundled video, telephone and broadband services continue to grow in popularity as consumers look for ways to reduce costs in a challenging economy. Currently we have agreements with most of the major telco companies nationwide to offer digital subscriber line, or DSL, and fiber bundles which include the DIRECTV service. In 2011, we began the implementation of an integrated broadband ordering tool that enables us to offer our DSL and fiber bundles through a more seamless process. We believe it is important that we continue to work closely with broadband providers to further streamline the bundle process, offer broadband services with higher speeds and improve joint marketing efforts so that a greater percentage of our customers can enjoy the benefits of a bundle.

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  Deliver the Best "Anytime, Anywhere" Experience Both Inside and Outside of the Home.  To provide the best video experience both inside and outside of the home, we will be focusing on (1) enhancing our Whole-Home DVR and time-shifting capabilities, (2) connecting our subscribers' set-top receivers to broadband service, (3) expanding the availability of our new user interface to support multi-screen applications and services, (4) enhancing our entertainment portal and (5) providing portable access to DVR content.

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  Enhance Whole-Home DVR and Time-Shifting Capabilities.  We believe that consumers are looking for more features and functionality in their TV viewing, particularly in terms of place and time shifting. For this reason, in 2011 we introduced the "Home Media Center," a premium high definition whole home digital video recorder service with a terabyte hard drive that allows consumers to record five simultaneous programs. In 2012, we expect to expand the availability of our Home Media Center and will integrate RVU capable set-top receivers for customers to view and control content from the Home Media Center to other rooms in the house. RVU allows the television viewer to watch live or recorded programs on manufacturer's branded televisions or other devices while experiencing a consistent user interface no matter which device is being used. In addition, we plan on continuing to expand our time and place shifting capabilities with new services including the expansion of our pay-per-view and VOD movie offerings, as well as providing the ability for customers to retrieve content that was broadcast at a previous time.

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    Connect Customer HD-DVRs to the Internet.  Connecting our customers' receivers to broadband service is strategically important because it greatly enhances the video experience while facilitating access of DIRECTV™ programming services on mobile devices. For example, a connected receiver provides our customers with the ability to (1) access thousands of additional movies and shows including the ability to search and watch web-based videos on YouTube®, (2) stream live DIRECTV programming on their iPad anywhere in their home, (3) engage interactive "TV Apps" that provide real-time information such as favorite sports teams, local traffic or weather reports as well as a connection that enables customers to interact with friends on their Twitter® or Facebook® account via their television or portable devices and (4) use the Pandora® audio service. In the future, we will increase the recorded and live streaming content offerings available through broadband-connected receivers and provide access to more applications and features, such as video conferencing.

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    Expand the Availability of Our New User Interface to Support Multi-Screen Applications and Services.  Providing our customers with a consistent user experience as they access their subscription TV content on any device inside or outside of the home is strategically important. Therefore in 2011, we introduced a new UI and guide to our customers as well as developed applications with a similar look and feel for mobile devices and tablets. This new HD UI is significantly faster than our previous UI and is displayed in a crisp, easy-to-read HD format using more graphical poster art, providing our customers with a friendly and fun way to navigate through hundreds of channels. In addition, this UI incorporates our industry-leading Smart Search capabilities as well as improved discovery and personalization features. We plan on continuing to expand the availability of the new HD UI to the majority of our customers leasing HD products during 2012. We are also continuing to develop applications for mobile devices and tablets so that our customers will enjoy many DIRECTV features and functionalities both inside and outside of the home.

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    Enhance our Entertainment Portal.  Enhancing the accessibility of subscription TV content on any device inside and outside of the home is strategically important because it augments our customers' video experiences while meeting their desire to view content when and where they want it most. MyDIRECTV, our web-based entertainment portal that offers our customers an easy-to-use platform to explore, search and record all of their favorite shows, introduced consumers to video streaming in 2011. Today, customers with premium subscriptions are able to stream authorized content through offerings such as HBO GO and MAX GO. In 2012, customers will be able to access pay-per-view, premium and VOD programming from MyDIRECTV on their laptop, tablet, smartphone or computer. In addition, we will provide video streaming capabilities of authorized cable and broadcast network content to our customers.

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    Provide Portable Access to DVR Content.  We believe many of our customers increasingly desire the ability to take content with them, due in part to the growing popularity of smart phones and tablets. For this reason, in 2011, we introduced "Nomad," a service that enables customers to download content stored on their HD-DVR and view it remotely. In the future, we expect to enhance the Nomad service by introducing the ability to stream HD-DVR content to mobile devices inside and outside of the home.

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  Create New Revenue Platforms.  In order to continue growing DIRECTV revenues while maintaining strong profit margins, a key strategic objective is to capture incremental revenue streams in key areas including (1) DIRECTV Cinema, (2) addressable and local advertising and (3) the commercial property market.

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  Enhance DIRECTV Cinema.  We believe we have a significant opportunity to generate incremental VOD revenues mostly by expanding our VOD library and making it easier for customers to watch movies and shows. In 2011, we continued to make great strides toward this goal by "pushing" top-rated movies, including many available on the same day of the DVD release, onto customers DVRs for instant viewing and by expanding our enhanced movie service called DIRECTV CINEMA to provide most of our customers with access to significantly more movies than before. For example, for those customers with HD-DVRs connected to a broadband service, we now offer approximately 7,000 movie and television titles, and we expect to continue adding more titles in 2012. Looking forward, DIRECTV Cinema enhancements will include further expansion of our video library as well as increased availability of VOD and premium movies that can be accessed from laptops, tablets, smartphones or computers.

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  Launch Addressable and Local Advertising.  Our advertising revenue per subscriber trails many of our competitors. This is because, unlike the cable industry, we have not had the ability to target advertising at the local level due to the nature of our national satellite infrastructure. Using new technology, we now have the capability to insert advertising into individual DVRs to enable advertisers to target customers in local regions and eventually in the individual home. With this new technology, we expect to significantly increase our advertising revenues over the coming years.

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  Deliver New Products Focused on Priority Commercial Segments.  Based on our extremely low market penetration rates, we believe commercial properties represent another growth opportunity for DIRECTV. For example, although historically we have competed effectively in the higher-end hotel market, we expect that in the coming years, hotels will be upgrading their television service from standard definition to HD which will present us with opportunities for growth. In the future, we will introduce new features, applications and package enhancements that will provide an integrated residential television experience for our hotel customers to offer to their patrons. We also currently have low market share in the private businesses and smaller bars and restaurants segments and we intend to grow our share in these markets with new technologies such as our "Message Board" or digital signage product, as well as from improved management, targeting, billing, pricing and packaging.

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  Enhance Productivity and Manage Costs.  Improving our productivity is a critical element of our goal to maintain strong margins particularly given rising programming costs and the competitive nature of our industry. In particular, we plan to focus our efforts on effectively managing our programming costs and capturing enterprise-wide productivity improvements.

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  Strategically Manage Programming Cost Growth.  Programming costs are DIRECTV's largest expense and as a result, we must manage these costs as effectively as possible particularly considering that we expect programming costs to increase at a faster rate in the future than in prior years primarily due to higher sports costs (including the NFL SUNDAY TICKET) and higher retransmission fees for the carriage of local channels. In addition, due to competitive pressures, there is a risk that we will be unable to pass such increases through to our subscribers. Our strategy for minimizing this rate of cost growth is to:

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  Leverage our size, growth and attractive subscriber demographics to attain competitive terms and conditions.

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      More closely align a channel's ratings with the costs we pay.

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      Obtain rights for new value-added video services such as rights to offer our customers 3D, mobile and streaming services.

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      Package channels to better align the programming that our customers want to watch with what they are willing to pay for.

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      Secure greater flexibility regarding tiering and packaging of content and/or channels.

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      Discontinue carrying less popular channels if we are unable to negotiate fair terms and conditions.

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    Capture Enterprise-Wide Productivity Improvements.  Our objective is to deliver the best video experience at the lowest possible cost. Our goal is to manage our costs and in particular to capture productivity improvements which will not only reduce costs, but also improve call center performance, field operations such as installations and repairs, retention and customer satisfaction.

DIRECTV Latin America

        DIRECTV Latin America is the leading provider of DTH digital television services throughout Latin America and the Caribbean, which includes Puerto Rico. DIRECTV Latin America provides a wide selection of local and international digital-quality video entertainment and CD-quality audio programming under the DIRECTV and SKY brands to approximately 4.1 million subscribers in PanAmericana and approximately 3.8 million subscribers in Brazil. Our affiliate, Sky Mexico, has approximately 4.0 million subscribers. Including Sky Mexico, DIRECTV and SKY provide service to over 11.9 million subscribers throughout the region.

        We own 100% of PanAmericana, which operates principally in South America and the Caribbean, including Puerto Rico, 93% of Sky Brazil, which operates in Brazil, and 41% of Sky Mexico, which operates in Mexico, certain countries in Central America and the Dominican Republic. Globo Comunicações e Participações S.A., or Globo, owns the other 7% of Sky Brazil and Grupo Televisa, S.A., or Televisa, owns the other 59% of Sky Mexico. The results of PanAmericana and Sky Brazil are consolidated in our results, and we account for our interest in Sky Mexico under the equity method of accounting.

        We believe we provide one of the most extensive collections of programming available in the Latin America pay television market, including HD sports video content and the most innovative interactive technology across the region. In addition, we have the unique ability to sell superior offerings of our differentiated products and services on a continent-wide basis at a lower cost compared to our competition. As of December 31, 2011, we provided service to approximately 22% of pay television households in PanAmericana, 30% of pay television households in Brazil and 32% of pay television households in Mexico.

        To subscribe to the DIRECTV or SKY service, customers sign up for our video service through us, our regional retailers, or independent satellite television retailers or dealers. We tailor our offers and products to profitably and effectively provide our service to various customer segments across the region that have the need and desire for our brand and service. We offer post-paid products and services to customers who meet our standard requirements. For these customers, dealers or one of our home service providers install the receiving equipment. The receiving equipment consists of a small receiving satellite dish antenna, one or more digital set-top receivers, which are typically leased to the subscriber, and remote controls. In addition, we offer prepaid service for customers that desire payment and commitment flexibility. These customers may purchase a standard definition box and antenna at a regional retailer and pre-pay their DIRECTV service typically through one or more means, such as the purchase of a rechargeable card that they can acquire at the retailer or local kiosk. The video service will automatically disconnect once the credit on the card runs out.

Key strengths

        Our DIRECTV Latin America business is characterized by the following key strengths:

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  large subscriber base and pan-regional scale of service;

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  leading brands;

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  relationship with DIRECTV U.S.;

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  high quality digital picture and sound;

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  sales and marketing; and

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  strong customer satisfaction.

Business strategy

        Our vision is to provide customers across Latin America with the best video experience by leveraging DIRECTV Latin America's key strengths while continuing to distinguish our service from our competitors by offering subscribers unique, differentiated and compelling programming through leadership in content, technology, customer service and targeted marketing strategies. Our strategy involves (1) expanding our leadership position across all demographic segments, (2) offering unique features and functionality, (3) enhancing productivity and (4) leveraging DIRECTV Latin America's brands and customer base to introduce complementary services.

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  Expand Leadership Position.  To achieve our goals, we believe we have to expand our leadership position in several key areas including (1) increasing DVR penetration in the higher end markets, (2) strengthening our leadership position in high-definition and (3) penetrating the rapidly growing middle market segment.

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  Increase DVR Penetration.  We believe that consumers at the higher end of the market are looking for more features and functionality in their TV viewing, particularly in terms of place and time shifting. From 2010 to 2011, we leveraged our relationship with DIRECTV U.S. to obtain high quality DVRs that are more functional and less costly than those of our competitors to distinguish our service from the competition. In most countries in which we operate, our competitors either do not offer DVRs or make them available on terms that have significantly limited their penetration. At December 31, 2011, approximately 27% of our subscribers had advanced products.

  •
  Strengthen Leadership Position in HD.  Although we expect that the HD content offerings will be more limited in Latin America than in the United States for the next several years and the uptake of HD services in Latin America will be much slower than in the United States, we believe that establishing our leadership position in HD provides us with a significant competitive advantage across market segments that are expected to experience continued growth. As of December 31, 2011, Sky Brazil offered its customers 39 HD channels and PanAmericana offered its customers on average 10 HD channels. We believe that we currently have the largest HD channel offering in Brazil and are looking to expand that lead, as well as establish leadership in PanAmericana by increasing the capacity of our current satellite servicing the region. In addition, we expect to extend our advantage with the anticipated launch of our new leased satellites starting in 2014.

  •
  Penetrate Middle Market Segment.  Based on extremely low pay television penetration rates and favorable economic and demographic trends in the region, we believe the rapidly growing middle market continues to represent a significant opportunity for growth. In 2011, we tailored our offers and products to profitably and effectively provide our service to value-focused customers who had the need and desire for affordable access to our brands and service. Typically, these offers and products are similar to our traditional ones except they allow customers access to significantly fewer channels and limit the number of set-top receivers customers may have in their homes. We plan on continuing to serve the value-focused customers through targeted marketing and distribution strategies, as well as leveraging our relationship with DIRECTV U.S. to obtain lower cost set-top receivers.

  •
  Offer Unique Features and Functionality.  To strengthen our brand and leadership position, we will be focusing on (1) offering unique content and (2) enhancing our programming features.

  •
  Offer Unique Content.  We believe that we can enhance our brand and leverage our greater scale to offer unique and compelling content to subscribers. For example, in many of the territories in which we operate we were the only provider of television services where subscribers could see all of the 2010 FIFA World Cup™ games, and we were the only operator distributing all of the games in HD. In some countries, we held exclusive rights to 2010 FIFA World Cup games. Similarly, Sky Brazil, PanAmericana and Sky Mexico have licensed exclusive and non-exclusive rights through the 2015 season to the Spanish soccer league, which in most countries is the second most popular soccer league behind the local country leagues.

  •
  Enhance Programming Features.  We believe that we can also differentiate our service from that of our competitors through the use of enhanced features such as interactivity. For example, we first offered interactive services for soccer matches from the 2006 FIFA World Cup and provided similar features for the 2010 FIFA World Cup. We have offered similar interactive services for the U.S. Open™ and Major League Baseball®.

  •
  Enhance Productivity and Manage Costs.  Improving productivity is a critical element of our goal to maintain strong margins particularly given the rapid growth of our subscriber base and regional scale of our operations. In particular, we plan to focus our efforts on productivity improvements. For example, we expect to utilize technology to implement process improvements in our call centers and other areas, such as upgrading our billing systems. We will also continue leveraging best practices from DIRECTV U.S. We expect initiatives like these to enhance operations across the various countries and regions where we offer service under the DIRECTV and SKY brands.

  •
  Leverage Brand and Customer Base to Introduce Complementary Services.  To expand our leadership in particular markets we are testing potential growth opportunities that could optimize the profitability of our subscriber base, minimize churn and extend the value of our brand. We will further explore (1) offering a fixed wireless broadband service and (2) extending our presence by establishing an over-the-top, or OTT distribution platform.

  •
  Offer Fixed Wireless Broadband.  Connecting our customers to a broadband service is strategically important because we expect it will minimize churn and attract new subscribers. We are focused on selectively pursuing opportunities to acquire spectrum and, were we to do so, on introducing fixed wireless broadband in areas where our existing subscriber base has a weak wireline offering or access to broadband is nonexistent. In 2010, we launched a test of fixed wireless service in Mendoza, Argentina. In addition, during 2011, we deployed a fixed wireless service in Brasilia, the capital of Brazil, and provided a bundle option with our SKY video service. In the future, we plan on expanding our fixed wireless service to several new cities in Brazil with similar bundling capabilities.

    •
    Establish OTT Distribution Platform.  Extending our premium video experience to our customers who desire content that can be accessed on demand is strategically important as the penetration of pay television households with Internet access increases across the region. Given the strength of our brands, the scale of our subscriber base and our strong relationships with programmers and distributors, in the future, we believe we can complement our traditional video subscription service by establishing a premium OTT distribution platform in the region.

Our executive offices

        Our principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and our telephone number at that address is (310) 964-5000. Our web site is located at www.directv.com. The information on our web site is not part of this prospectus.

Summary of the Terms of the Exchange Offer

        On March 8, 2012, we issued $1.25 billion in aggregate principal amount of our 2.400% Senior Notes due 2017, $1.50 billion in aggregate principal amount of our 3.800% Senior Notes due 2022 and $1.25 billion in aggregate principal amount of our 5.150% Senior Notes due 2042 in a private placement. We entered into a registration rights agreement with the initial purchasers of the original notes in which they agreed to deliver to you this prospectus. You are entitled to exchange your original notes in the exchange offer for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights Agreement	•	You are entitled under the registration rights agreement governing your original notes to exchange your original notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your original notes.
•

If you do not receive freely tradable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your original notes registered under the Securities Act, the registration rights agreement governing your original notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit. See "The Exchange Offer—Procedures for Tendering."

The Exchange Offer	•

We are offering to exchange $1,000 principal amount of our 2.400% Senior Notes due 2017, which have been registered under the Securities Act, for each $1,000 principal amount of their 2.400% Senior Notes due 2017 that were issued on March 8, 2012, and have not been so registered. We are offering to exchange $1,000 principal amount of our 3.800% Senior Notes due 2022, which have been registered under the Securities Act, for each $1,000 principal amount of their 3.800% Senior Notes due 2022 that were issued on March 8, 2012, and have not been so registered. We are offering to exchange $1,000 principal amount of our 5.150% Senior Notes due 2042, which have been registered under the Securities Act, for each $1,000 principal amount of their 5.150% Senior Notes due 2042 that were issued on March 8, 2012, and have not been so registered.

	•	In order to be exchanged, original notes must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.
•

As of this date, there are $1.25 billion aggregate principal amount of our unregistered 2.400% Senior Notes due 2017 outstanding, $1.50 billion aggregate principal amount of our unregistered 3.800% Senior Notes due 2022 outstanding, and $1.25 billion aggregate principal amount of our unregistered 5.150% Senior Notes due 2042 outstanding.

	•	We will issue the registered notes promptly after the expiration of the exchange offer.
Resales of the Registered Notes	•

We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

		(1)	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;
(2)

at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

		(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
		(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
(5)

if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

		(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

•

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

•

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any original notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

•

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those registered notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those registered notes.

Expiration Date	•

The exchange offer will expire at 5:00 p.m., New York City time, on May 9, 2012, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond May 9, 2012. We refer to this date, as it may be extended, as the expiration date.

Conditions to the Exchange Offer	•	The only conditions to completing the exchange offer are that:
		(1)	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;
		(2)	no injunction, order or decree shall have been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;
		(3)	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;
		(4)	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer;

(5)

there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and

(6)

that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests	•

The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

•

If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York Mellon Trust Company, N.A., as exchange agent, on or prior to the expiration date of the exchange offer either:

• a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or
•

a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

	•	The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•

a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or

		•	the documents necessary for compliance with the guaranteed delivery procedures described below.
•

A form of letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

		•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;
•

at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

		•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
		•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
•

if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

		•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
Procedures for Tendering Certificated Original Notes	•

If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See "Description of the Registered Notes—Form of registered notes." No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated original notes."

Special Procedures for Beneficial Owner	•

If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See "Description of the Registered Notes—Form of registered notes." No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated original notes."

Guaranteed Delivery Procedures	•	If you wish to tender your original notes and:
		(1)	they are not immediately available;
		(2)	time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
		(3)	you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your original notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Original Notes and Delivery of Registered Notes	•

Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal	•

You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any original notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	•	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	•

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your original notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Federal Income Tax Consequences	•	The exchange of original notes for registered notes should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Summary of the Terms of the Registered Notes

        The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled "Description of the Registered Notes." As used in this summary of the offering, the terms "DIRECTV Holdings" refers only to DIRECTV Holdings LLC and not to any of its subsidiaries, the term "co-issuer" refers to DIRECTV Financing Co., Inc and the term "issuers" refers to both DIRECTV Holdings and the co-issuer.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.
Securities offered	$1,250,000,000 in aggregate principal amount of 2.400% Senior Notes due 2017 (the "2.400% 2017 Notes").
$1,500,000,000 in aggregate principal amount of 3.800% Senior Notes due 2022 (the "3.800% 2022 Notes").
$,1,250,000,000 in aggregate principal amount of 5.150% Senior Notes due 2042 (the "5.150% 2042 Notes").
Maturity date	2.400% 2017 Senior Notes: March 15, 2017.
3.800% 2022 Senior Notes: March 15, 2022.
5.150% 2042 Senior Notes: March 15, 2042.
Interest payment dates
March 15 and September 15 of each year, beginning on September 15, 2012. Interest will accrue (A) from the latter of (x) the last interest payment date on which interest was paid on the original notes surrendered for exchange and (y) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the original notes, from March 8, 2012.
Guarantees
The notes will be guaranteed by DIRECTV and each of DIRECTV Holdings' material existing and certain of its future domestic subsidiaries (other than the co-issuer) on a senior unsecured basis. The notes will not be guaranteed by any other consolidated subsidiary of DIRECTV, including any consolidated subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America. The notes will cease to be guaranteed by any guarantor that guarantees the notes (other than DIRECTV) if such guarantor is released from guaranteeing DIRECTV Holdings' senior revolving credit facility and the Existing Notes (as defined below). The notes will cease to be guaranteed by DIRECTV if DIRECTV Holdings ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the Commission) of DIRECTV.

Ranking	The notes will be the issuers' unsecured senior obligations and will:

•

rank equally with all of the issuers' existing and future senior indebtedness, including the issuers' existing 4.750% Senior Notes due 2014 (the "2014 Notes"), the 3.550% Senior Notes due 2015 (the "2015 Notes"), the 7.625% Senior Notes due 2016 (the "2016 Notes"), the 3.125% Senior Notes due 2016 (the "3.125% 2016 Notes"), the 3.500% Senior Notes due 2016 (the "3.500% 2016 Notes"), the 5.875% Senior Notes due 2019 (the "2019 Notes), the 5.200% Senior Notes due 2020 (the "2020 Notes"), the 4.600% Senior Notes due 2021 (the "2021 Notes"), the 5.000% Senior Notes due 2021 (the "5.000% 2021 Notes"), the 6.350% Senior Notes due 2040 (the "2040 Notes"), the 6.000% Senior Notes due 2040 (the "6.000% 2040 Notes") and the 6.375% Senior Notes due 2041 (the "2041 Notes") (the "2041 Notes" and together with the 2014 Notes, the 2015 Notes, the 2016 Notes, the 3.125% 2016 Notes, the 3.500% 2016 Notes, the 2019 Notes, the 2020 Notes, the 2021 Notes, the 5.000% 2021 Notes, the 2040 Notes and the 6.000% 2040 Notes, the "Existing Notes") and DIRECTV Holdings' senior revolving credit facility;

• rank senior to all of the issuers' future subordinated indebtedness, if any;
• be effectively subordinated to all of the issuers' existing and future secured obligations to the extent of the value of the assets securing such obligations; and
• be effectively subordinated to all indebtedness of DIRECTV's non-guarantor subsidiaries.
Similarly, the guarantees of DIRECTV and DIRECTV Holdings' material subsidiaries will:
• rank equally with all of the existing and future senior indebtedness of such guarantors, including the guarantees under the Existing Notes and DIRECTV Holdings' senior revolving credit facility;
• rank senior to all future subordinated indebtedness of such guarantor, if any; and
• be effectively subordinated to all existing and future secured obligations of such guarantors to the extent of the value of the assets securing such obligations.

DIRECTV, the issuers and the issuers' subsidiaries have no outstanding senior secured indebtedness. For the year ended December 31, 2011, after giving effect to the original note offering and the net proceeds therefrom, DIRECTV's consolidated subsidiaries that will not be subsidiary guarantors of the notes (other than DIRECTV Holdings and the co-issuer as issuers of the notes) had revenues of $5,422 million and operating profit of $939 million, and as of December 31, 2011, excluding intercompany assets and liabilities, those subsidiaries had total assets of $6,788 million and total liabilities of $2,638 million.

Optional redemption	The issuers may redeem some or all of the notes at their option at a redemption price equal to the greater of the principal amount of the notes and the "make whole" price described under "Description of the Registered Notes—Optional redemption."
Change of control
If DIRECTV Holdings experiences specific kinds of changes of control accompanied by a Ratings Decline (as defined under "Description of Registered Notes—Certain definitions"), the issuers will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of the Registered Notes—Change of control and rating decline."
Certain covenants	The indenture governing the notes will restrict DIRECTV Holdings' ability and the ability of DIRECTV Holdings' subsidiaries to, among other things:
• create certain liens;
• engage in certain sale leaseback transactions; and
• merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading "Description of the Registered Notes." DIRECTV and subsidiaries of DIRECTV that are not subsidiaries of DIRECTV Holdings are not subject to the restrictions contained in these covenants.
Form of registered notes
The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York Mellon Trust Company, N.A. for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes—Form of registered notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.
Risk Factors	See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the notes and participation in the exchange offer.

 Summary Historical Consolidated Financial Data

        You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to the consolidated financial statements in our Form 10-K, which are incorporated by reference into this prospectus.

        The following tables present our summary consolidated statements of operations and other data for the years ended December 31, 2009, 2010 and 2011 and our consolidated balance sheet data as of December 31, 2010 and 2011. The consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our summary consolidated statements of operations and other data for the years ended December 31, 2007 and 2008 and consolidated balance sheet data as of December 31, 2007, 2008 and 2009 were derived from our audited consolidated financial statements, which are not incorporated by reference in this prospectus.

        Pursuant to Rule 3-10 of Regulation S-X promulgated by the Commission, we do not include separate financial statements for DIRECTV Holdings, DIRECTV Financing or any of the subsidiary guarantors in our periodic Exchange Act filings. We do include condensed consolidating financial information in our periodic Exchange Act filings that presents information for DIRECTV (on a stand-alone basis); DIRECTV Holdings, DIRECTV Financing and the subsidiary guarantors; and other subsidiaries of DIRECTV that are not guarantors—see note 22 to our audited consolidated financial statements for the year ended December 31, 2011 in our Form 10-K incorporated by reference herein.

	Years ended December 31,
(Dollars in millions)	2007	2008	2009	2010	2011
Consolidated Statements of Operations Data:
Revenues	17,246	19,693	$21,565	$24,102	$27,226
Total operating costs and expenses	14,760	16,998	18,892	20,206	22,597
Operating profit	2,486	2,695	2,673	3,896	4,629
Net income	1,462	1,613	1,007	2,312	2,636
Other Data:
Net cash provided by operating activities	3,645	3,910	4,431	5,206	5,185
Net cash used in investing activities	(2,822)	(2,388)	(2,194)	(3,099)	(3,022)
Net cash used in financing activities	(2,239)	(600)	(1,637)	(3,210)	(2,792)
Depreciation and amortization expense	1,684	2,320	2,640	2,482	2,349
Capital expenditures	2,692	2,229	2,071	2,416	3,170
Subscriber acquisition costs	2,096	2,429	2,773	3,005	3,390
Operating profit before depreciation and amortization(1)	4,170	5,015	5,313	6,378	6,978
Ratio of earnings to fixed charges(2)	8.07	6.71	4.86	6.74	5.87

	As of December 31,
(Dollars in millions)	2007	2008	2009	2010	2011
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,083	$2,005	$2,605	$1,502	$873
Total current assets	3,146	4,044	5,055	4,253	4,241
Total assets	15,063	16,539	18,260	17,909	18,423
Total current liabilities	3,434	3,585	5,701	4,450	4,743
Long-term debt	3,347	5,725	6,500	10,472	13,464
Total stockholders' equity (deficit)	6,013	4,631	2,911	(194)	(3,107)

DIRECTV U.S. Segment

	Years ended December 31,
	2007	2008	2009	2010	2011
Subscriber Data:
Total number of subscribers at the end of period (000's)(3)	16,831	17,621	18,560	19,223	19,885
Average monthly revenue per subscriber (ARPU)(4)	$79.05	$83.90	$85.48	$89.71	$93.27
Average monthly subscriber churn %(5)	1.51%	1.47%	1.53%	1.53%	1.56%
Average subscriber acquisition costs per subscriber (SAC)(6)	$692	$715	$712	$796	$813
Gross subscriber additions (000's)	3,847	3,904	4,273	4,124	4,316
Net subscriber additions (000's)	878	861	939	663	662

DIRECTV Latin America Segment

	Years ended December 31,
	2007	2008	2009	2010	2011
Subscriber Data:
Total number of subscribers at the end of period (000's)(7)	3,279	3,883	4,588	5,808	7,871
Average monthly revenue per subscriber (ARPU)(6)	$48.33	$55.07	$57.12	$57.95	$62.64
Average monthly total subscriber churn %(7)(8)	1.38%	1.78%	1.75%	1.77%	1.78%
Average monthly post paid subscriber churn %(7)(8)	1.37%	1.73%	1.55%	1.47%	1.42%
Gross subscriber additions (000's)	1,080	1,393	1,575	2,318	3,510
Net subscriber additions (000's)(8)	588	623	692	1,220	2,063

(1)
We calculate Operating Profit Before Depreciation and Amortization (OPBDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit," as presented in the Consolidated Statements of Operations in our Form 10-K. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management uses OPBDA to evaluate the operating performance of our company and to allocate resources and capital to business segments. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and our Board of Directors separately measure and budget for capital expenditures and business acquisitions.

  We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected OPBDA and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

  A reconciliation of operating profit to OPBDA follows:

	Years ended December 31,
(Dollars in millions)	2007	2008	2009	2010	2011
Operating profit	$2,486	$2,695	$2,673	$3,896	$4,629
Add: Depreciation and amortization expense	1,684	2,320	2,640	2,482	2,349

Operating profit before depreciation and amortization	$4,170	$5,015	$5,313	$6,378	$6,978

(2)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of the sum of the following: income from continuing operations before income taxes, equity investee (earnings) or losses, fixed charges, distributed income from equity investments, non-controlling interest and capitalized interest. Fixed charges consist of the sum of interest expense and an estimate of interest within rental expense (estimated as one-third of rental expense).

(3)
The total number of subscribers represents the total number of subscribers actively subscribing to our service, including subscribers who have suspended their account for a particular season of the year because they are temporarily away from their primary residence and, subscribers who are in the process of relocating and commercial equivalent viewing units.

(4)
We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by the average subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.

(5)
Average monthly subscriber churn represents the number of subscribers whose service is disconnected, expressed as a percentage of the average total number of subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of disconnected subscribers for the period (total subscribers disconnected, net of reconnects, during the period divided by the number of months in the period) by average subscribers for the period.

(6)
We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for a period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and the amount of cash paid for equipment leased to new subscribers during the period.

(7)
DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico platform.

(8)
DIRECTV Latin America net subscriber additions and churn exclude the effect of the migration of approximately 3,000 subscribers in 2009, approximately 19,000 subscribers in 2008 and approximately 20,000 subscribers in 2007 to Sky Mexico and the migration of approximately 16,000 subscribers from a local pay television service provider to Sky Brazil in 2009.

Risk Factors

        An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the notes could decline and you could lose some or all of your investment.

Risks related to our business

        Our business, financial condition or results of operations could be materially and adversely affected by the following:

We compete with other MVPDs, some of whom have greater resources than we do and levels of competition are increasing.

        We compete in the MVPD industry against cable television, telcos and wireless companies and other land-based and satellite-based system operators with service offerings including video, audio and interactive programming, broadband and other entertainment services and telephony service. Some of these competitors have greater financial, marketing and other resources than we do.

        Some cable television operators have large, established customer bases and many cable operators have significant investments in, and access to, programming. Cable television operators have advantages relative to our U.S. operations, including or as a result of:

  •
  being the incumbent MVPD operator with an established subscriber base in the territories in which DIRECTV U.S. competes;

  •
  bundling their video service with efficient two-way high-speed Internet access or telephone service on upgraded cable systems;

  •
  having the ability to provide certain local and other programming, including HD programming, and local advertising in geographic areas where we do not currently provide local or local HD programming; and

  •
  having legacy arrangements for exclusivity in certain multiple dwelling units and planned communities.

        In addition, mergers, joint ventures and alliances among wireless or private cable television operators, telcos, broadband service providers and others may result in providers capable of offering bundled television, broadband and telecommunications services in competition with our services.

        We do not currently offer local channel coverage to markets covering approximately one percent of U.S. television households, which places us at a competitive disadvantage in those markets. We also have been unable to secure certain international programming, due to exclusive arrangements of programming providers with certain competitors, which has constrained our ability to compete for subscribers who wish to obtain such programming. And as discussed below, certain cable-affiliated programmers have withheld their programming from us in certain markets, which has further constrained our ability to compete for subscribers in those markets.

        In the United States, various telcos and broadband service providers have deployed fiber optic lines directly to customers' homes or neighborhoods to deliver video services, which compete with the DIRECTV service. It is uncertain whether we will be able to increase our satellite capacity, offer a significant level of new services in existing markets in which we compete or expand to additional markets as may be necessary to compete effectively. Some of these various telcos and broadband service providers also sell the DIRECTV service as part of a bundle with their voice and data services. A new broadly-deployed network with the capability of providing video, voice and data services could present a significant competitive challenge and, in the case of the telcos currently selling the DIRECTV service, could result in such companies focusing less effort and resources selling the DIRECTV service or declining to sell it at all. We may be unable to develop other distribution methods to make up for lost sales through the telcos.

        As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television or other MVPD operators in the future.

Emerging digital media competition could materially adversely affect us.

        Our business is focused on video, and we face emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, programming offered over the Internet has become more prevalent as the speed and quality of broadband networks have improved. Online video distributors and providers such as Hulu, Roku, Netflix, Apple, Amazon, Blockbuster and Google, as well as gaming consoles such as Microsoft's Xbox, Sony's PS3 and Nintendo's Wii, are aggressively working to become alternative providers of video services. Such services and the growing availability of online content, coupled with an expanding market for connected devices and Internet-connected televisions, as well as wireless and other emerging mobile technologies that provide for the distribution and viewing of video programming, pose a competitive challenge to traditional MVPDs, as a number of consumers may decide to drop or reduce their traditional MVPD subscription package. Some of these services charge a nominal fee or no fee for access to their content, which could adversely affect our business.

        Significant changes in consumer behavior with regard to how they obtain video entertainment and information in response to this emerging digital media competition could materially adversely affect our revenues and earnings or otherwise disrupt our business.

We depend on others to produce programming and programming costs are increasing.

        Almost all of our programming is provided by unaffiliated third parties. Typically our programming agreements are multiple-year agreements and contain annual price increases. Upon renewal of expiring contracts, programming suppliers have historically increased the rates they charge us for programming. Often these increases are greater than the rate of inflation. We expect this practice to continue and the negotiations over such increases to become more difficult and disruptive. Programming expenses will continue to be our largest single expense item in the foreseeable future. Our industry has continued to experience an increase in the cost of programming, especially sports programming. Increases in programming costs, including retransmission costs for broadcast programming, could cause us to increase the rates that we charge our subscribers, which could in turn, especially in a difficult economic environment, cause subscribers to terminate their subscriptions or potential new subscribers to refrain from subscribing to our service. Furthermore, due to the economy and other factors, we may be unable to pass programming cost increases on to our subscribers. Alternatively, to attempt to mitigate the effect of price increases, we may refuse to carry certain channels, which could adversely affect subscriber growth or result in higher churn.

        In addition, a limited number of cable-affiliated programmers have in the past denied us access to their programming. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and deliver it to our subscribers at competitive prices. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original terms. If we are unable to renew any of these agreements or the other parties cancel the agreements, we may not be able to obtain substitute programming, or what we obtain may not be comparable in quality or cost to our existing programming.

        If we are unable to obtain rights to programming or to pass additional costs on, the potential loss of subscribers and the need to absorb some or all of the additional costs could have a material adverse effect on our earnings or cash flow.

Increased subscriber churn or subscriber upgrade and retention costs could materially adversely affect our financial performance.

        Subscriber service cancellations, or churn, have a significant financial impact on the results of operations of any subscription television provider, as does the cost of upgrading and retaining subscribers. Any increase in our upgrade and retention costs for our existing subscribers or increased programming costs may adversely affect our financial performance or cause us to increase our subscription rates, which could increase churn. Churn may also increase due to factors beyond our control, including churn by subscribers who are unable to pay their monthly subscription fees, a slowing economy, significant signal theft, consumer fraud, a maturing subscriber base and competitive offers. Any of the risks described in this prospectus or in documents incorporated by reference into this prospectus that could potentially have a material adverse impact on our costs or service quality or that could result in higher prices for our subscribers could cause an increase in churn and consequently have a material adverse effect on our earnings and financial performance.

Our subscriber acquisition costs could materially increase.

        We incur costs for subscribers acquired by us and through third parties. These costs are known as subscriber acquisition costs. For instance, we provide installation incentives to our retailers to offer standard professional installation as part of the subscriber's purchase or lease of a DIRECTV System. Our subscriber acquisition costs may materially increase if we offer more costly advanced equipment or services, including connecting our receivers to the customers' broadband service, continue or expand current sales promotion activities or introduce more aggressive promotions. Any material increase in subscriber acquisition costs from current levels would negatively impact our earnings and could materially adversely affect our financial performance.

Results are impacted by the effect of, and changes in, economic conditions and weakening economic conditions may reduce subscriber spending and our rate of growth of subscriber additions and may increase subscriber churn.

        Our business may be affected by factors that are beyond our control, such as downturns in economic activity, or in the MVPD industry. Factors such as interest rates and the health of the housing market may impact our business. A substantial portion of our revenues comes from residential customers whose spending patterns may be affected by prevailing economic conditions. Our market share in multiple dwelling units such as apartment buildings is lower than that of many of our competitors. If unemployment and foreclosures of single family residences increase, our earnings and financial performance could be negatively affected more than those of our competitors. In addition, if our customers seek alternative means to obtain video entertainment, they may choose to purchase fewer services from us. Due to the economic and competitive environment, we may need to spend more, or we may provide greater discounts or credits, to acquire and retain customers who in turn spend less on our services. If our ARPU decreases or does not increase commensurate with increases in programming or other costs, our margins could become compressed and the long term value of a customer would then decrease. The weak economy may affect our net subscriber additions and reduce subscriber spending and, if these economic conditions continue or deteriorate, subscriber growth could decline and churn could increase which would have a material adverse effect on our earnings and financial performance.

DIRECTV Latin America is subject to various additional risks associated with doing business internationally, which include political instability, economic instability, and foreign currency exchange rate volatility.

        All of DIRECTV Latin America's operating companies are located outside the continental United States. DIRECTV Latin America operates and has subscribers located throughout Latin America and the Caribbean, which makes it vulnerable to risks of conducting business in foreign markets, including:

  •
  difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

  •
  unexpected changes in political or regulatory environments;

  •
  earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  difficulties and costs associated with the repatriation of cash from foreign countries to the United States;

  •
  political and economic instability;

  •
  import and export restrictions and other trade barriers;

  •
  difficulties in maintaining overseas subsidiaries and international operations;

  •
  difficulties in obtaining approval for significant transactions;

  •
  government takeover or nationalization of business; and

  •
  government mandated price controls.

        In the past, the countries that constitute some of DIRECTV Latin America's largest markets, including Brazil, Argentina, Colombia and Venezuela have experienced economic crises, characterized by exchange rate instability, high inflation, high interest rates, economic contraction, a reduction or cessation of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions have often been related to political instability. If these economic conditions recur, they could substantially reduce the purchasing power of the population in our markets, including the middle-markets which we are targeting, and materially adversely affect our business.

        Because DIRECTV Latin America offers premium pay television programming, its business may be particularly vulnerable to economic downturns. DIRECTV Latin America has in the past experienced, and may in the future experience, decreases or instability in consumer demand for its programming and increases in subscriber credit problems. DIRECTV Latin America's inability to adjust its business and operations to address these issues could materially adversely affect its revenues and ability to sustain profitable operations.

Our ability to keep pace with technological developments is uncertain.

        In our industry, changes occur rapidly as new technologies are developed, which could render our services and products obsolete. We may not be able to keep pace with technological developments. If new technologies on which we focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, we could suffer a material adverse effect on our future competitive position, which could cause a reduction in our revenues and earnings. Further, after incurring substantial costs, one or more of the technologies under development by us or any of our strategic partners could become obsolete prior to its introduction.

        Technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for the services of these employees has been vigorous. We may not be able to continue to attract and retain such employees.

        To access technologies and provide products that are necessary for us to remain competitive, we may make future acquisitions and investments and may enter into strategic partnerships with other companies. Such investments may require a commitment of significant capital and human and other resources. The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative. Arrangements with third parties can lead to contractual and other disputes and dependence on others for the development and delivery of necessary technology that we may not be able to control or influence. Such relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

        Many entities, including some of our competitors, have or may obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer. If a court determines that one or more of our services or the products used to transmit or receive our services infringes on intellectual property owned by others, we and the applicable manufacturers or vendors may be required to cease developing or marketing those services and products, to obtain licenses from the owners of the intellectual property or to redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us or the applicable manufacturers to use its intellectual property at any price, which could materially adversely affect our competitive position.

        We may not be aware of all intellectual property rights that our services or the products used to transmit or receive our services may potentially infringe. U.S. patent applications are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which our services or the products used to transmit or receive our services may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

        We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages. If we are required to pay royalties to third parties, these increased costs could materially adversely affect our operating results. We are currently being sued in patent infringement actions related to use of technologies in our DTH business. There can be no assurance that the courts will conclude that our services or the products used to transmit or receive our services do not infringe on the rights of third parties, that we or the manufacturers would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we or the manufacturers would be able to redesign our services or the products used to transmit or receive our services to avoid infringement. The final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position. See "Legal Proceedings—Intellectual Property Litigation" of our Form 10-K incorporated by reference herein.

We rely on key personnel.

        We believe that our future success will depend to a significant extent upon the performance of certain of our key executives. The loss of certain of our key executives could have a material adverse effect on our business, financial condition and results of operations.

Construction or launch delays on satellites could materially adversely affect our revenues and earnings.

        A key component of our business strategy is our ability to expand our offering of new programming and services, including HD programming. In order to accomplish this goal, we need to construct and launch new satellites. The construction and launch of satellites are often subject to delays, including construction delays, unavailability of launch opportunities due to competition for launch slots, weather, general delays when a launch provider experiences a launch failure, and delays in obtaining regulatory approvals. A significant delay in the delivery of any satellite would materially adversely affect the use of the satellite and thus could materially adversely affect our anticipated revenues and earnings. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize a satellite authorization that is conditioned on timely construction and launch of the satellite.

Satellites are subject to significant launch and operational risks.

        Satellites are subject to significant operational risks relating to launch and while in orbit. These risks include launch failure, incorrect orbital placement or improper operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months, and to obtain other launch opportunities. Any significant delays or failures in successfully launching and deploying our satellites could materially adversely affect our ability to generate revenues. While we have traditionally purchased insurance covering the launch and, in limited cases, operation of our satellites, such policies typically cover the loss of the satellite itself or a portion thereof, and not the business interruption or other associated direct and indirect costs.

        In-orbit risks include malfunctions, commonly referred to as anomalies, and collisions with meteoroids, other spacecraft or other space debris. Anomalies occur as a result of satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. We work closely with our satellite manufacturers to determine and eliminate the potential causes of anomalies in new satellites and provide for redundancies of critical components as well as having backup satellite capacity. However, we cannot assure you that we will not experience anomalies in the future, nor can we assure you that our backup satellite capacity will be sufficient.

        Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationships with our subscribers, as well as our ability to attract new subscribers for our services. Anomalies may also reduce the expected useful life of a satellite, creating additional expenses due to the need to provide replacement or backup satellites and potentially reducing revenues if service is interrupted. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future.

        Our ability to earn revenue also depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful life of a satellite, including, among other things:

  •
  the design;

  •
  the quality of its construction;

  •
  the durability of its component parts;

  •
  the insertion of the satellite into orbit;

  •
  any required movement, temporary or permanent, of the satellite;

  •
  the ability to continue to maintain proper orbit and control over the satellite's functions; and

  •
  the remaining on-board fuel following orbit insertion.

        Generally, the minimum design life of the satellites in our fleet is between 12 and 16 years. The actual useful lives of the satellites may be shorter or longer, in some cases significantly. Our operating results could be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years from the date of launch.

        In the event of a failure or loss of any of DIRECTV U.S.' satellites, DIRECTV U.S. may relocate another satellite and use it as a replacement for the failed or lost satellite. In the event of a complete satellite failure, DIRECTV U.S.' services provided via that satellite could be unavailable for several days or longer while backup in-orbit satellites are repositioned and services are moved. DIRECTV U.S. is not insured for any resultant lost revenues. The use of backup satellite capacity for DIRECTV U.S. programming may require DIRECTV U.S. to discontinue some programming services due to potentially reduced capacity on the backup satellite. Relocation of a DIRECTV U.S. satellite may not require prior FCC approval if, among other things, the replacement satellite would operate within the authorized or coordinated parameters of the failed or lost satellite. If that is not the case, prior FCC approval would be required. Such FCC approval may not be obtained. DIRECTV U.S. believes we have in-orbit satellite capacity to expeditiously recover transmission of most of our programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.

        DIRECTV Latin America provides its services in PanAmericana and Brazil using leased transponders on two satellites. Sky Mexico provides its services from leased transponders on a separate satellite. Backup satellite capacity is available to serve Sky Brazil and Sky Mexico. In the event of a failure of a satellite used to provide services to Sky Brazil or Sky Mexico, we believe DIRECTV Latin America has sufficient in orbit back-up capacity to recover transmission of most of its programming distributed in those markets. However, in PanAmericana, DIRECTV Latin America has no designated back up satellite capacity for the region and, therefore, programming continuity cannot be assured in the event of a satellite loss.

The loss of a satellite that is not insured could materially adversely affect our earnings.

        Any launch vehicle failure, or loss or destruction of any of our satellites, even if insured, could have a material adverse effect on our financial condition and results of operations, our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites in a timely fashion, or at all. At December 31, 2011, the net book value of in-orbit satellites was $1,913 million, none of which was insured.

DIRECTV U.S. depends on the Communications Act for access to cable-affiliated programming and changes impacting that access could materially adversely affect us.

        DIRECTV U.S. purchases a substantial percentage of programming from programmers that are affiliated with cable system operators, including key RSNs. Currently, under certain provisions of the Communications Act governing access to programming, cable-affiliated programmers generally must sell and deliver their programming services to all MVPDs on non-discriminatory terms and conditions. The Communications Act and the FCC rules also prohibit certain types of exclusive programming contracts involving programming from cable-affiliated programmers.

        Any change in the Communications Act or the FCC's rules that would permit programmers that are affiliated with cable system operators to refuse to provide such programming or to impose discriminatory terms or conditions could materially adversely affect our ability to acquire programming on a cost-effective basis, or at all. For example, the Communications Act contains certain prohibitions on certain cable industry exclusive contracting practices with cable-affiliated programmers, which will expire in October 2012. Unless the FCC acts to extend those prohibitions, we may be denied access to such programming.

        In addition, certain cable providers have in the past denied us and other MVPDs access to a limited number of channels created by programmers with which the cable providers are affiliated. In other cases, such programmers have denied MVPDs high definition feeds of such programming. The cable providers have asserted that they are not required by the Communications Act to provide such programming (or high definition feed) due to the manner in which that programming is distributed. The FCC adopted rules to close this loophole. However, they require an evidentiary showing by an MVPD seeking access to such programming, and cable operators have vigorously contested such showings proffered by other complainants. If we were not able to make the required evidentiary showing, we could be precluded from obtaining such programming, which in turn could materially adversely affect our ability to compete in regions serviced by those cable providers.

        DIRECTV U.S. itself is subject to similar restrictions with respect to certain programmers affiliated with us. The FCC imposed a number of conditions on its approval of Liberty Media's acquisition of News Corporation's interest in DIRECTV which continue to apply. Those conditions require DIRECTV U.S. to offer national and regional programming services it controls to all MVPDs on non-exclusive and non-discriminatory terms and conditions, and prohibits DIRECTV U.S. from entering into exclusive arrangements with affiliated programmers or unduly influencing such programmers in their dealings with other MVPDs.

        We are subject to significant regulatory oversight and changes in applicable regulatory requirements could adversely affect our business. You should review the regulatory disclosures under the caption "Item 1—Business—Government Regulation—FCC Regulation Under the Communications Act and Related Acts" of our Form 10-K incorporated by reference herein.

Changes to and implementation of statutory copyright license requirements may negatively affect our ability to deliver local and distant broadcast stations, as well as other aspects of our business.

        We carry the signals of local and distant broadcast stations pursuant to statutory copyright licenses contained in the Satellite Home Viewer Act (as amended), in conjunction with parallel provisions of the Communications Act, and our carriage of these stations is governed by the FCC and Copyright Office implementing regulations. Any changes to such laws or regulations could limit our ability to deliver local or distant broadcast signals. More generally, we have limited capacity, and the projected number of markets in which we can deliver local broadcast programming will continue to be constrained because of the statutory "carry-one, carry-all" requirement and may be reduced depending on the FCC's interpretation of its rules, as well as judicial decisions. We may not be able to comply with these rules, or compliance may mean that we are not able to use capacity otherwise for new or additional local or national programming services. In addition, the FCC has issued an increasing obligation for carriage of local digital broadcast transmissions in HD format. We may be unable to comply with this requirement in markets where we currently carry such signals without ceasing HD local service entirely in some markets, and would be precluded from launching additional markets currently planned.

        The FCC has adopted rules requiring us to negotiate in good faith with broadcast stations seeking carriage outside of the mandatory carriage regime described elsewhere. The rules for "retransmission consent" negotiations require us to negotiate in good faith with programming providers. Failure to comply with these rules could subject us to administrative sanctions and other penalties. Moreover, the FCC is considering changes to these and other rules related to retransmission consent, which could make negotiations more difficult, increase fees charged for carriage, or result in the increased withholding of broadcast signals.

Satellite programming signals have been stolen and may be stolen, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who are authorized to view it. The conditional access system uses encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent that conditional access technology. However, theft of cable and satellite programming has been widely reported, and the access cards used in our conditional access system have been, and could be compromised in the future.

        We have undertaken various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. We provide our subscribers with advanced access cards that we believe significantly enhance the security of our signal. We believe these access cards have not been compromised. However, we cannot guarantee that these advanced access cards will prevent future theft of our satellite programming signals. There can be no assurance that we will succeed in developing the technology we need to effectively restrict or eliminate signal theft. If our current access cards are compromised, our revenue and our ability to contract for programming could be materially adversely affected. In addition, our operating costs could increase if we attempt to implement additional measures to combat signal theft.

The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

        If we do not obtain all requisite U.S. regulatory approvals for the construction, launch and operation of any of our existing or future satellites, for the use of frequencies at the orbital locations planned for these satellites or for the provision of service, or the licenses obtained impose operational restrictions on us, our ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and upon expiration, extension or renewal may not be granted. If existing licenses are not extended or renewed, or are revoked or materially modified, our ability to generate revenue could be materially adversely affected.

        Other U.S. regulatory risks include:

  •
  the relocation of satellites to different orbital locations if the FCC determines that relocation is in the public interest;

  •
  the denial by the FCC of an application to replace an existing satellite with a new satellite, or to operate a satellite beyond the term of its current authorization, or to operate an earth station to communicate with such satellite; and

  •
  the authorization by the United States or foreign governments of the use of frequencies by third party satellite or terrestrial facilities that have the potential to interfere with communication to or from our satellites, which could interfere with our contractual obligations or services to subscribers or other business operations.

        All of our FCC satellite authorizations are subject to conditions imposed by the FCC in addition to the FCC's general authority to modify, cancel or revoke those authorizations. Use of FCC licenses and other authorizations are often subject to conditions, including technical requirements and implementation deadlines. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of authorizations and could have a material adverse effect on our ability to generate revenue. For example, loss of an authorization could potentially reduce the amount of programming and other services available to our subscribers. The materiality of such a loss of authorization would vary based upon, among other things, the orbital location at which the frequencies may be used.

        Moreover, some of our authorizations and future applications may be subject to petitions and oppositions, and there can be no assurance that our authorizations will not be canceled, revoked or modified or that our applications will not be denied. The outcomes of any legislative or regulatory proceedings or their effect on our business cannot be predicted. You should review "Item 1. Business—Government Regulation—FCC Regulation Under the Communications Act and Related Acts," of our Form 10-K incorporated by reference herein.

We may not be able to obtain or retain certain foreign regulatory approvals.

        There can be no assurance that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we operate, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain and maintain the authorizations necessary to operate satellites or provide satellite service internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

DIRECTV has an indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, that could be triggered if parts of the Liberty Transaction or Liberty's 2008 Transaction with News Corporation are treated as a taxable transaction.

        Despite obtaining a private letter ruling from the Internal Revenue Service (the "IRS") and an opinion of legal counsel to the effect that parts of the series of related transactions between DIRECTV Group and Liberty Media Corporation, which closed on November 19, 2009 (the "Liberty Transaction") qualified as a tax-free distribution for U.S. federal income tax purposes, the continuing validity of such ruling and opinion is subject to the accuracy of factual representations and certain assumptions. Any inaccuracy in such representations could invalidate the ruling, and failure to comply with any undertakings made in connection with such tax opinion could alter the conclusions reached in such opinion. Even if parts of the Liberty Transaction otherwise qualify for tax-free treatment, it would result in a significant U.S. federal income tax liability to Liberty Media if one or more persons acquire a 50% or greater interest in the DIRECTV common stock as part of a plan or series of related transactions that includes the Liberty Transaction. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Liberty Media or DIRECTV might inadvertently cause or permit a prohibited change in the ownership of DIRECTV to occur, thereby triggering a tax liability to Liberty Media.

        In addition, Liberty Media entered into a tax matters agreement with News Corporation in connection with its 2008 transaction with News Corporation, pursuant to which Liberty Media agreed,

among other things, to indemnify News Corporation and certain related persons for taxes resulting from actions taken by Liberty Media or its affiliates that cause such transaction (or related restructuring transactions) not to qualify as tax-free transactions. Liberty Media's indemnification obligations to News Corporation and certain related persons are not limited in amount or subject to any cap.

        Under a Tax Sharing Agreement between Liberty Media and DIRECTV, in certain circumstances DIRECTV is obligated to indemnify Liberty Media and certain related persons for any losses and taxes resulting from the failure of the Liberty Transaction to be tax-free transactions and from any losses resulting from Liberty Media's indemnity obligations to News Corporation under the tax matters agreement between News Corporation and Liberty Media. If DIRECTV is required to indemnify Liberty Media or certain related persons under the circumstances set forth in the Tax Sharing Agreement, DIRECTV may be subject to substantial liabilities not limited in amount or subject to any cap. In such a circumstance, DIRECTV Holdings may be required to make payments or dividends to DIRECTV to satisfy such liabilities that could either breach covenants in our credit facilities and bond indentures or require additional or accelerated payments, which could materially adversely affect our financial position and short term operating results.

We may be required to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        We might be required to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Liberty Transaction. In particular, we might be required to forgo certain transactions, including asset dispositions or other strategic transactions for some period of time following the Liberty Transaction so as not to trigger any liability under the tax indemnification obligations.

We rely on network and information systems and other technology, and a disruption or failure of such networks, systems or technology as a result of, misappropriation of data or other malfeasance, as well as outages, natural disasters, accidental releases of information or similar events, may disrupt our business.

        Because network and information systems and other technologies are critical to our operating activities, network or information system shutdowns caused by events such as computer hacking on our network or our DIRECTV.com website, dissemination of computer viruses, worms and other destructive or disruptive software, and other malicious activity including industrial espionage and malicious social engineering, as well as power outages, natural disasters such as earthquakes, terrorist attacks and similar events, pose significant risks. Due to the fast-moving pace of technological advancements, it may be difficult to detect, contain and remediate every such event. Such an event could have an adverse impact on our operations, including service disruption, degradation of service, excessive call volume to call centers and damage to our broadcast centers, other properties, equipment and data. Such an event also could result in large expenditures necessary to repair or replace such networks or information systems or to protect them from similar events in the future. Third parties may also experience errors or disruptions that could adversely impact our business operations and over which we have limited control. Significant incidents could result in a disruption of our operations, customer dissatisfaction, or a loss of customers or revenues. The amount and scope of insurance we maintain against losses resulting from these events may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our business that may result. Furthermore, our operating activities could be subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in our information technology systems and networks, including customer, personnel and vendor data. We could be exposed to significant costs if such risks were to materialize, and such events could damage our reputation and credibility and have a negative impact on our revenues. We also could be required to expend significant capital and other resources to remedy any such security breach. As a result of the increasing awareness concerning the importance of safeguarding personal information, the potential misuse of such information and legislation that has been adopted or is being considered regarding the protection, privacy and security of personal information, the liability associated with information-related risks is increasing, particularly for businesses like ours that handle a large amount of personal customer data. The occurrence of any such network or information systems related events or security breaches could have a material adverse effect on our business and results of operations.

We face risks arising from the outcome of various legal proceedings.

        We are involved in various legal proceedings, including those arising in the ordinary course of business, such as consumer class actions and those described under the caption "Legal Proceedings" in Part I, Item 3 of our Form 10-K incorporated by reference herein. Such matters include investigations and legal actions by the Federal Trade Commission where regulators may seek monetary damages and may also seek to require or prohibit certain actions by us with regard to our current or potential customers. While we do not believe that any of these proceedings alone or in the aggregate will have a material effect on our consolidated financial position, an adverse outcome in one or more of these matters or the imposition of conditions by regulators on the conduct of our business could be material to our consolidated results of operations and cash flows for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

Our strategic initiatives may not be successfully implemented, may not elicit the expected customer response in the market and may result in competitive reactions.

        The Company has identified a number of strategic initiatives that it intends to pursue which are discussed in more detail in "Prospectus Summary—Our business—DIRECTV U.S.—Business strategy" and "Prospectus Summary—Our business—DIRECTV Latin America—Business strategy." The successful implementation of those strategic initiatives requires an investment of time, talent and money and is dependent upon a number of factors some of which are not within our control. Those factors include the ability to execute such initiatives in the market, the response of existing and potential new customers, and the reaction of competitors. If we fail to properly execute or deliver products or services that do not address customers' expectations, it may have an adverse effect on our ability to retain and attract customers and may increase our costs and reduce our revenues. Similarly, competitive reaction to our initiatives or advancements in technology or competitive products or services could impair our ability to execute or could limit the effectiveness of those strategic initiatives. There can be no assurance that we will successfully implement these strategic initiatives or that, if successfully pursued, they will have the desired result on our business or results of operations.

We may face other risks described from time to time in periodic reports filed by us with the Commission.

        We urge you to consider the above risk factors carefully in evaluating forward-looking statements contained in this prospectus. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Risks related to the notes

DIRECTV Holdings will have substantial indebtedness and depend upon the earnings of its subsidiaries to make payments on its indebtedness.

        As of December 31, 2011, after giving to the original note offering, and prior to any application of the proceeds therefrom, DIRECTV Holdings, together with its subsidiaries, would have had approximately $17,460 million of outstanding indebtedness. See "Capitalization." DIRECTV Holdings is a holding company with limited assets other than the capital stock of its subsidiaries. DIRECTV Holdings' ability to service its debt obligations is therefore dependent upon the earnings of its subsidiaries and the receipt of funds from its subsidiaries in the form of loans, dividends or other payments. DIRECTV Holdings does not have, and may not in the future have, any assets other than its ownership interests in its subsidiaries, limited programming assets and the intellectual property license from DIRECTV Group. DIRECTV Holdings' subsidiaries' ability to make any payments to DIRECTV Holdings will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, DIRECTV Holdings' subsidiaries may not make distributions or pay dividends to DIRECTV Holdings if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. Although DIRECTV and DIRECTV Holdings' domestic subsidiaries will guarantee the notes, we cannot predict what the value of DIRECTV and DIRECTV Holdings' subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by DIRECTV Holdings' domestic subsidiaries may contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to DIRECTV Holdings. DIRECTV's subsidiaries other than the co-issuers and the other guarantors are not obligors or guarantors of the notes. Accordingly, we cannot assure you that DIRECTV Holdings will be able to pay its principal and interest obligations on the notes in a timely manner or at all.

Restrictive covenants in the documents governing DIRECTV Holdings' indebtedness may limit its ability to undertake certain types of transactions.

        As a result of various restrictive covenants in the indentures governing DIRECTV Holdings' Existing Notes and the credit agreement governing DIRECTV Holdings' senior revolving credit facility, DIRECTV Holdings' financial flexibility is restricted in a number of ways. The indentures governing DIRECTV Holdings' Existing Notes currently subject DIRECTV Holdings and its restricted subsidiaries to significant restrictive covenants, including restrictions on DIRECTV Holdings and its subsidiaries' ability to place liens upon assets, consummate certain asset sales, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets.

        DIRECTV Holdings' senior revolving credit facility requires it to meet a financial ratio on an ongoing basis that may require it to take action and reduce debt or act in a manner contrary to its business objectives. Events beyond our control, including changes in general economic and business conditions, may affect DIRECTV Holdings' ability to meet that financial ratio. We cannot assure that DIRECTV Holdings will meet that test or that the lenders will waive any failure to meet that test. A breach of any of these covenants would result in a default under DIRECTV Holdings' senior revolving credit facility and the indentures. If an event of default under DIRECTV Holdings' senior revolving credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

        Notwithstanding the restrictions described above, the terms of DIRECTV Holdings' senior revolving credit facility and indentures (including the indenture governing the notes) currently give us substantial flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes. For instance, the terms of DIRECTV Holdings' senior revolving credit facility, the indentures for the Existing Notes and the indenture for the notes offered hereby allow us to incur substantial additional indebtedness and make significant restricted payments.

There are limited covenants in the indenture.

        Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. While the indenture governing the notes contains certain restrictions on DIRECTV Holdings and its subsidiaries' ability to incur additional secured indebtedness, these restrictions are subject to various exceptions and secured indebtedness incurred pursuant to such exceptions may be substantial. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities. Furthermore, none of the restrictions in the indenture or events of default will apply to DIRECTV or any of its subsidiaries other than DIRECTV Holdings and its subsidiaries.

Not all of our subsidiaries are guarantors—claims of holders of the notes will be structurally subordinated to claims of non-guarantor subsidiaries.

        The notes are guaranteed by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries (other than the co-issuer). The remaining subsidiaries of DIRECTV, which include any subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America, are not obligors or guarantors of the notes. Holders of notes will only be creditors of the issuers and the guarantors. In the case of subsidiaries of DIRECTV that are not guarantors (other than the issuers of the notes), all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will rank effectively senior and have priority to the notes. As a result, the notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. DIRECTV and the non-guarantor subsidiaries of DIRECTV are not subject to any limitation on borrowing under DIRECTV Holdings' senior revolving credit facility, the indentures for the Existing Notes or the indenture for the notes offered hereby. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries (other than the issuers of the notes), holders of their debt and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the obligors under the notes.

        As of December 31, 2011, after giving to the original note offering and the application of the net proceeds therefrom, the notes would have been effectively subordinated to $2,638 million of liabilities, excluding intercompany liabilities, of these non-guarantor subsidiaries. The non-guarantor subsidiaries held $6,788 million of total assets, excluding intercompany assets, as of December 31, 2011 and had revenues of $5,422 million and operating profit of $939 million for the year ended December 31, 2011.

DIRECTV may be unable to access some or all of its cash flow from DIRECTV Latin America and its subsidiaries in the event that it is required to perform under the terms of its guarantee.

        In Venezuela, our ability to repatriate cash is limited due to government imposed exchange controls. Consequently, cash may not be available to DIRECTV from DIRECTV Latin America to fund any of DIRECTV's obligations, including any obligations under DIRECTV's guarantee of the notes.

The notes are effectively subordinated to our secured debt.

        The notes are unsecured obligations of the issuers and guarantors, including DIRECTV, and will be effectively subordinated to any secured debt obligations they may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if the issuers or any guarantor is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of their secured debt, if any, the issuers' assets and those of the guarantors that secure debt will be available to pay obligations on the notes only after all debt under their secured debt, if any, has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of the Registered Notes."

We may be unable to repurchase the notes upon a change of control triggering event.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If DIRECTV Holdings experiences a change of control triggering event, you may require it to repurchase all or a portion of your notes prior to maturity. See "Description of the Registered Notes—Change of control and rating decline." We cannot assure you that DIRECTV Holdings will have enough funds to pay its obligations under the notes upon a change of control triggering event. Any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, DIRECTV Holdings may be unable to satisfy its obligations to purchase your notes unless it is able to refinance or obtain waivers under any future indebtedness it incurs that restricts its ability to repurchase notes.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the guarantors.

        The issuers' obligations under the notes are guaranteed jointly and severally by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries (other than the co-issuer). It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor either:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

and that guarantor:

  •
  received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

  •
  incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

then, there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

  •
  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Although each guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. In addition, the assets of DIRECTV's subsidiaries that do not guarantee the notes, which includes any subsidiary of DIRECTV that owns assets and operations of DIRECTV Latin America, will not be available to satisfy the obligations under the Notes.

The notes will cease to be guaranteed if certain events occur.

        The notes are guaranteed by DIRECTV and certain of DIRECTV Holdings' domestic subsidiaries only to the extent that certain events do not occur. The notes will cease to be guaranteed by DIRECTV if DIRECTV Holdings ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the Commission) of DIRECTV. In that event, the notes will cease to be guaranteed by DIRECTV and holders will then only have a direct claim against DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and any remaining subsidiary guarantors of the notes for amounts owed to them under the notes. In addition, the notes will cease to be guaranteed by any guarantor that guarantees the notes under certain circumstances described under "Description of the Registered Notes—Brief description of the notes and the guarantees—The guarantees," including, except in the case of DIRECTV, if such guarantor is released from guaranteeing DIRECTV Holdings' senior revolving credit facility and the Existing Notes. In the event that DIRECTV Holdings' domestic subsidiaries (other than the co-issuer) no longer guarantee DIRECTV Holdings' senior revolving credit facility and the Existing Notes as a result of a refinancing or the repayment of the Existing Notes, the notes will cease to be guaranteed by those subsidiaries and holders will then only have a direct claim against DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and DIRECTV (to the extent that DIRECTV's guarantee is still in place) for amounts owed to them under the notes. None of DIRECTV's subsidiaries, other than DIRECTV Holdings, DIRECTV Financing, and DIRECTV Holdings' subsidiaries is an obligor or a guarantor of the notes being offered hereby. If the notes cease to be guaranteed by DIRECTV Holdings' domestic subsidiaries, the notes will be structurally subordinated to the indebtedness and other liabilities of those domestic subsidiaries. In that case, any right that DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., if any, have to receive any assets of any of DIRECTV Holdings' domestic subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. See "Description of the Registered Notes—Brief description of the notes and the guarantees—The guarantees."

DIRECTV may have interests that conflict with those of the noteholders.

        DIRECTV Holdings is a wholly-owned subsidiary of DIRECTV Group which in turn is a wholly-owned subsidiary of DIRECTV. As DIRECTV Holdings' Parent, DIRECTV controls its fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. The interests of DIRECTV as equity holder may differ from your interests as a holder of the notes. For example, DIRECTV may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the notes.

Risks Relating to the Exchange Offer

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

If you do not exchange your original notes, there will be restrictions on your ability to resell your original notes.

        Following the exchange offer, original notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered original notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

An active trading market may not develop for these notes.

        Each series of registered notes are a new issue of securities, and there is no established trading market for the registered notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case the market price and liquidity of the registered notes may be adversely affected.

        In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our prospects or the prospects for companies in our industry generally;

  •
  our ability to complete the exchange offer;

  •
  the interest of securities dealers in making a market in the notes;

  •
  the market for similar securities;

  •
  prevailing interest rates; and

  •
  the other factors described in this prospectus under "Risk Factors."

        It is possible that the market for the registered notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

THE EXCHANGE OFFER

Purpose and Effect

        The issuers issued the original notes on March 8, 2012 in a transaction exempt from registration under the Securities Act. In connection with the original issuance, the issuers and the guarantors entered into the registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your original notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the original notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker- dealer that acquired original notes directly from us. We will not be required to pay any liquidated damages, assuming:

  •
  we have exchanged the registered notes for the original notes within 220 days of the date that the original notes were issued; and

  •
  if we are required to file a shelf registration statement, such shelf registration statement is declared effective by the Commission within 180 days of the date we notify the holders and the trustee of such requirement.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for original notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

          (1)   the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2)   at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

          (3)   you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

          (4)   if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

          (5)   if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

          (6)   you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

        If you will not receive freely tradable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of issuance of original notes or such shorter period that will terminated when:

          (1)   all of the original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement;

          (2)   all of the original notes have been exchanged pursuant to the exchange offer;

          (3)   all of the original notes covered by the shelf registration statement cease to be outstanding for purposes of the indenture governing the notes; or

          (4)   a subsequent shelf registration statement covering all of the original notes covered by and not sold under the initial shelf registration statement or earlier subsequent registration statement has been declared effective under the Securities Act.

        Other than as set forth in this paragraph, you will not have the right to require us to register your original notes under the Securities Act. See "—Procedures for Tendering" below.

        In certain circumstances set forth in the registration rights agreement, including if the exchange offer is not consummated (or, if required, the shelf registration statement is not declared effective) on or before the date that is 220 days after the closing date (each, a "Target Registration Date"), the annual interest rate borne by the notes will be increased by 0.25% per annum, with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of each 90-day period thereafter, the interest rate borne by the notes will increase by an additional 0.25% per annum up to a maximum increase for all such registration defaults of 1.00% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective.

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your original notes, you will not have any further registration rights, except as set forth above. Your original notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your original notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. You may tender some or all of your original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered notes are substantially the same as the form and terms of the original notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the original notes. The registered notes and the original notes will be deemed a single issue of notes under the indenture.

        As of the date of this prospectus, $4.0 billion in aggregate principal amount of original notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered original notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted original notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on May 9, 2012, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond May 9, 2012. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

        We also reserve the right, in our sole discretion,

          (1)   subject to applicable law, to extend the exchange offer and delay accepting any original notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

          (2)   to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1)   a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2)   a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver original notes held in the form of book-entry interests:

          (1)   a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (2)   you must comply with the guaranteed delivery procedures described below.

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or original notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  Certificated Original Notes

        Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated original notes:

          (1)   the certificates representing your original notes must be received by the exchange agent prior to the expiration date; or

          (2)   you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

        If you tender an original note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (1)   original notes tendered in the exchange offer are tendered either

            (A)  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

            (B)  for the account of an eligible institution; and

          (2)   the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1)   you improperly tender your original notes;

          (2)   you have not cured any defects or irregularities in your tender; and

          (3)   we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

          (1)   purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer;

          (2)   terminate the exchange offer; and

          (3)   to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will represent to us that, among other things:

          (1)   the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2)   at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

          (3)   you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

          (4)   if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

          (5)   if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

          (6)   you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be returned without expense to you. In addition, in the case of original notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your original notes and your original notes are not immediately available, time will not permit your original notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

          (1)   you tender through an eligible financial institution;

          (2)   on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3)   the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery.

        The notice of guaranteed delivery must set forth:

          (1)   your name and address;

          (2)   the amount of original notes you are tendering; and

          (3)   a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent: (A) the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

            (B)  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

            (C)  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occurs:

          (1)   you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2)   you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

          (1)   state your name;

          (2)   identify the specific original notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

          (3)   be signed by you in the same manner as you signed the letter of transmittal when you tendered your original notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the original notes into your name; and

          (4)   specify the name in which the original notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any original notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the acceptance of any original notes for exchange any of the following events occur:

          (1)   the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

          (2)   an injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

          (3)   an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

          (4)   all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer;

          (5)   there has been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; or

          (6)   there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Attention: Corporate Trust Operations—Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286
By Hand or by Overnight Courier:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Attention: Corporate Trust Operations—Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286

By Facsimile:	(212) 298-1915	By Telephone:	(212) 815-5920
Attention:	Ms. Carolle Montreuil

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. This solicitation is being made primarily by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your original notes for exchange unless you instruct us to register registered notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes in accordance with accounting principles generally accepted in the United States of America.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. The net proceeds from the offering of original notes were approximately $3,970 million, after expenses of the offering. We will use the net proceeds from the offering of original notes for general corporate purposes, which may include a distribution to DIRECTV for its share repurchase plan and other corporate purposes.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2011 (i) on an actual basis and (ii) as adjusted to give effect to the original notes offering and the use of proceeds therefrom as described above.

	As of December 31, 2011
(Dollars in millions)	Actual	As adjusted(1)
Cash and cash equivalents	$873	$4,843

Long-term debt, including current portion:
Senior revolving credit facility(2)	—	—
4.750% senior notes due 2014	999	999
3.550% senior notes due 2015	1,199	1,199
3.125% senior notes due 2016	750	750
3.500% senior notes due 2016	1,498	1,498
7.625% senior notes due 2016	1,500	1,500
5.875% senior notes due 2019	994	994
5.200% senior notes due 2020	1,298	1,298
4.600% senior notes due 2021	999	999
5.000% senior notes due 2021	1,494	1,494
6.350% senior notes due 2040	499	499
6.000% senior notes due 2040	1,234	1,234
6.375% senior notes due 2041	1,000	1,000
2.400% senior notes due 2017	—	1,249
3.800% senior notes due 2022	—	1,499
5.150% senior notes due 2042	—	1,248

Total long-term debt, including current portion	13,464	17,460
Total owner's deficit	(3,107)	(3,107)

Total capitalization	$10,357	$14,353

(1)
As adjusted amounts as of December 31, 2011 do not include cash provided by operations since December 31, 2011.

(2)
In January 2012, DIRECTV Holdings borrowed $400 million under its senior revolving credit facility. On March 22, 2012, DIRECTV Holdings repaid those outstanding borrowings. See "Description of Other Indebtedness—Senior revolving credit facility."

 DESCRIPTION OF OTHER INDEBTEDNESS

        On February 7, 2011, DIRECTV Holdings and certain of its subsidiaries as guarantors, including DIRECTV Financing Co., Inc., and each guarantor of the notes offered hereby (other than DIRECTV) entered into a credit agreement, with Citibank, N.A., as Administrative Agent, the lenders party to the credit agreement, Barclays Capital Inc., as Syndication Agent, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank Of Scotland plc and UBS AG, Stamford Branch as Co-Documentation Agents, and Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and UBS AG, Stamford Branch as Joint Lead Arrangers and Joint Bookrunners (the "Credit Agreement").

        The Credit Agreement provides for a $2.0 billion, five-year, senior unsecured revolving credit facility. In January 2012, DIRECTV Holdings borrowed $400 million under the revolving credit facility and on March 22, 2012, DIRECTV Holdings repaid those outstanding borrowings. DIRECTV Holdings may borrow additional funds under this facility to fund share repurchases by DIRECTV or to fund strategic investment opportunities should they arise. The amount available under the senior revolving credit facility is subject to increase or decrease under certain circumstances as provided for in the Credit Agreement. The senior revolving credit facility replaced DIRECTV Holdings' previous credit agreement dated as of April 13, 2005 among DIRECTV Holdings, certain of its subsidiaries, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, which was terminated February 4, 2011.

        Borrowings under the Credit Agreement currently bear interest at a rate equal to either (a) the British Bankers Association LIBOR plus 1.50% per annum, or (b) for any day, a fluctuating rate per annum equal to the higher of (i) the federal funds rate plus 0.50% and (ii) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its "base rate" plus 0.50% per annum. The interest rate may be increased or decreased under certain conditions. We are required to pay a commitment fee currently set at 0.30% per year on the unused commitment under the senior revolving credit facility, which fee is subject to increase or decrease under certain conditions.

        Borrowings under the senior revolving credit facility will be DIRECTV Holdings' unsecured senior obligations and will rank equally in right of payment with all DIRECTV Holdings' existing and future senior debt, including the notes offered hereby and the Existing Notes and will rank senior in right of payment to all of DIRECTV Holdings' future subordinated debt, if any. Obligations, as defined in the Credit Agreement, will be guaranteed (the "Guarantees") by all of DIRECTV Holdings' material existing domestic subsidiaries that are a signatory to the senior revolving credit facility and by certain of DIRECTV Holdings' future domestic subsidiaries on a joint and several basis (the "Guarantors"). Neither the parent company of DIRECTV Holdings, The DIRECTV Group, Inc., nor its parent company, DIRECTV, nor their respective subsidiaries, other than DIRECTV Holdings and certain of DIRECTV Holdings' subsidiaries and DIRECTV Financing, are obligors or guarantors under the Credit Agreement. A Guarantor may be released of its obligations under the Guarantees if no Default or Event of Default shall have occurred and be continuing and such Guarantor is concurrently released from its guarantees under all of the Existing Notes, the notes offered hereby and certain notes DIRECTV Holdings may issue in the future then outstanding.

        The senior revolving credit facility requires DIRECTV Holdings to comply with a financial covenant that DIRECTV Holdings and its subsidiaries' Consolidated Total Leverage Ratio (as defined in the Credit Agreement), on a consolidated basis, not be greater than 5.0:1.0 as of the last day of any fiscal quarter commencing with the fiscal quarter ending March 31, 2011. Other covenants also apply that restrict DIRECTV Holdings or its subsidiaries' ability to, among other things, (i) incur liens, (ii) incur additional indebtedness, (iii) merge or consolidate with another entity, (iv) materially change the nature of its business or (v) enter into certain transactions with affiliates, in each case subject to exceptions as provided in the Credit Agreement. If DIRECTV Holdings and its subsidiaries fail to comply with these or other covenants, all or a portion of its borrowings could become immediately payable and the senior revolving credit facility could be terminated. DIRECTV Holdings and its subsidiaries are currently in compliance with all such covenants. The senior revolving credit facility also provides that the borrowings may be required to be prepaid if certain change-in-control events occur.

        Borrowings from the senior revolving credit facility may be used for general corporate purposes, which may include a distribution to DIRECTV for share repurchases and other corporate purposes.

2016 Notes

        On May 14, 2008, DIRECTV Holdings and DIRECTV Financing issued $1,500.0 million of 2016 Notes. These notes bear interest at 7.625%. Principal on the 2016 Notes is payable upon maturity, while interest is payable semi-annually. The 2016 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings' material direct and indirect domestic subsidiaries (other than DIRECTV Financing) and by DIRECTV on a senior unsecured basis. The 2016 Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and certain of DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) creating restrictions on paying dividends and making certain other payments affecting restricted subsidiaries; (ii) placing liens on our assets; and (iii) merging or consolidating or selling substantially all of our assets.

2014 and 2019 Notes

        On September 22, 2009, DIRECTV Holdings and DIRECTV Financing issued $1 billion of 2014 Notes and $1 billion of 2019 Notes. These notes bear interest at 4.750% and 5.875%, respectively. Principal on the 2014 Notes and 2019 Notes is payable upon maturity, while interest is payable semi-annually. The 2014 Notes and 2019 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings' material direct and indirect domestic subsidiaries (other than DIRECTV Financing) and by DIRECTV on a senior unsecured basis. The 2014 Notes and 2019 Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

2015, 2020 and 2040 Notes

        On March 11, 2010, DIRECTV Holdings and DIRECTV Financing issued $1.2 billion of 2015 Notes, $1.3 billion of 2020 Notes and $500 million of 2040 Notes. These notes bear interest at 3.550%, 5.200% and 6.350%, respectively. Principal on the 2015 Notes, 2020 Notes and 2040 Notes is payable upon maturity, while interest is payable semi-annually. The 2015 Notes, 2020 Notes and 2040 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings' material direct and indirect domestic subsidiaries (other than DIRECTV Financing) and by DIRECTV on a senior unsecured basis. The 2015 Notes, 2020 Notes and 2040 Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

3.125% 2016 Notes, 2021 Notes and 6.000% 2040 Notes

        On August 17, 2010, DIRECTV Holdings and DIRECTV Financing issued $750.0 million of 3.125% 2016 Notes, $1.0 billion of 2021 Notes and $1.25 billion of 6.000% 2040 Notes. These notes bear interest at 3.125%, 4.600% and 6.000%, respectively. Principal on the 3.125% 2016 Notes, 2021 Notes and 6.000% 2040 Notes is payable upon maturity, while interest is payable semi-annually. The 3.125% 2016 Notes, 2021 Notes and 6.000% 2040 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings' material direct and indirect domestic subsidiaries (other than DIRECTV Financing) and by DIRECTV on a senior unsecured basis. The 3.125% 2016 Notes, 2021 Notes and 6.000% 2040 Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

3.500% 2016 Notes, 5.000% 2021 Notes and 2041 Notes

        On March 10, 2011, DIRECTV Holdings and DIRECTV Financing issued $1.5 billion of 3.500% 2016 Notes, $1.5 billion of 5.000% 2021 Notes and $1.0 billion of 2041 Notes. These notes bear interest at 3.500%, 5.000% and 6.375%, respectively. Principal on the 3.500% 2016 Notes, 5.000% 2021 Notes and 2041 Notes is payable upon maturity, while interest is payable semi-annually. The 3.500% 2016 Notes, 5.000% 2021 Notes and 2041 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings' material direct and indirect domestic subsidiaries (other than DIRECTV Financing) and by DIRECTV on a senior unsecured basis. The 3.500% 2016 Notes, 5.000% 2021 Notes and 2041 Notes contain covenants that restrict DIRECTV Holdings, DIRECTV Financing and DIRECTV Holdings' subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

DESCRIPTION OF THE REGISTERED NOTES

        The original notes were issued under an indenture dated as of March 8, 2012, to which DIRECTV Holdings, DIRECTV Financing , the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), were parties. The registered notes will also be issued under that indenture. The original notes and the registered notes offered hereby will be treated as a single class of debt securities under the indenture, including for purposes of redemptions, offers to purchase, and determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in the directing of the trustee to take certain actions on behalf of the holders. For purposes of this description, unless the context otherwise requires, references to the "Notes" include the original notes, the registered notes offered hereby, and any additional notes offered under the indenture.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, the registration rights agreement and the notes because they, and not this description, will define your rights as a holder of the notes. Copies of the proposed forms of the indenture, the registration rights agreement and the notes are available to you upon request.

        You can find the definitions of some of the capitalized terms used in this section under the subheading "Certain definitions." In this section of the prospectus:

  •
  the terms the "Issuer," "DIRECTV Holdings," "we," "us," "our" or similar terms refer only to DIRECTV Holdings and not to our parent, DIRECTV Group, or DIRECTV or any of our subsidiaries;

  •
  references to the "Co-Issuer" shall mean DIRECTV Financing, and references to the "Issuers" shall mean the Issuer and the Co-Issuer together;

  •
  references to "Parent" shall mean our parent, DIRECTV, our indirect parent and a Delaware corporation, and its successors, in each case together with each direct or indirect Subsidiary of Parent that beneficially owns any of our Equity Interests;

  •
  references to "Parent Guarantor" means DIRECTV, a Delaware corporation, and any of its successors which expressly assume the guarantee of Parent; and

  •
  references to "Guarantors" shall mean the Parent Guarantor and any of our Subsidiaries that guarantee the notes and their respective successors and assigns..

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief description of the notes and the guarantees

The notes

        The notes are:

  •
  general unsecured obligations of the Issuers;

  •
  ranked equally in right of payment with all of the Issuers' existing and future senior debt, including the Existing Notes and the Senior Revolving Credit Facility;

  •
  ranked senior in right of payment to all of the Issuers' future subordinated debt, if any;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor's Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness to which the notes would be senior.

        The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000.

The guarantees

        The notes are guaranteed by the Guarantors, which currently include the Parent Guarantor and all of our material direct and indirect Domestic Subsidiaries other than the Co-Issuer. The Guarantors are the same entities that currently guarantee the Senior Revolving Credit Facility (other than the Parent Guarantor who does not currently guarantee the Senior Revolving Credit Facility) and the Existing Notes. The Guarantees are:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior debt of such Guarantor, including such Guarantor's guarantee of the Existing Notes and, except for the Parent Guarantor, the Senior Revolving Credit Facility;

  •
  ranked senior in right of payment to all future subordinated debt of such Guarantor, if any; and

  •
  ranked effectively junior to secured obligations to the extent of the collateral securing such obligations.

        Each Guarantor jointly and severally guarantees the Issuers' obligations under the notes. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks related to the notes—A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors." Each Guarantor that makes a payment or distribution under a Guarantee is entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor (other than the Parent Guarantor) may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor (other than the Parent Guarantor) may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "—Certain covenants—Merger, consolidation or sale of assets."

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation);

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

          (3)   in the case of any Guarantor other than the Parent Guarantor, if such Guarantor no longer guarantees or is otherwise obligated under the Senior Revolving Credit Facility or the Existing Notes; or

          (4)   in the case of the Parent Guarantor's Guarantee only, the Issuer ceases for any reason to be a "wholly owned subsidiary" (as such term is defined in Rule 1-02(aa) of Regulation S-X promulgated by the Commission) of the Parent Guarantor;

          (5)   upon any Legal Defeasance of the indenture.

Principal, maturity and interest

        The 2.400% Senior Notes due 2017 (the "2017 Notes") will be issued in an aggregate principal amount of $1,250,000,000. The 3.800% Senior Notes due 2022 (the "2022 Notes") will be issued in an aggregate principal amount of $1,500,000,000. The 5.150% Senior Notes due 2042 (the "2042 Notes" and together with the 2017 Notes and the 2022 Notes, the "notes") will be issued in an aggregate principal amount of $1,250,000,000. The 2017 Notes, the 2022 Notes and the 2042 Notes are each referred to herein as a "series" of notes. Additional notes of any series may be issued under the indenture from time to time in an unlimited amount. Any additional notes will be part of the same series as the applicable series of notes offered hereby and will vote on all matters with the notes of such series offered in this offering. The 2017 Notes will mature on March 15, 2017. The 2022 Notes will mature on March 15, 2022. The 2042 Notes will mature on March 15, 2042.

        Interest on each series of notes will accrue at the applicable rate per annum set forth on the cover page of this prospectus, and will be payable semiannually in cash on each March 15 and September 15, beginning September 15, 2012, to holders of record on the immediately preceding March 1 and September 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless the context requires otherwise, all references herein to "interest" include any additional interest payable pursuant to the registration rights agreement referred to under "The Exchange Offer."

        The notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Optional redemption

        At any time and from time to time we may redeem all or any portion of the notes of any series outstanding at a redemption price equal to the greater of:

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  100% of the aggregate principal amount of the notes to be redeemed, and

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  an amount equal to sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to: (i) the Treasury Rate plus 25 basis points in the case of the 2017 Notes, (ii) the Treasury Rate plus 30 basis points in the case of the 2022 Notes and (iii) the Treasury Rate plus 35 basis points in the case of the 2042 Notes,

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  plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

        "Comparable Treasury Issue" means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of a note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date for any note: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee is given fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

        "Reference Treasury Dealer" means four primary U.S. Government securities dealers to be selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for any note, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Selection and notice

        If less than all of the notes of any series are to be redeemed at any time, selection of notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot and in accordance with the procedures of the depositary; provided that no notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

Change of control and rating decline

        Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of control and rating decline";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such notes purchased;

          (6)   that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

          (7)   any other information material to such holder's decision to tender notes.

        We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control Triggering Event. Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control Triggering Event. See "Risk Factors—Risks related to the notes—We may be unable to purchase the notes upon a change of control triggering event." If we fail to repurchase all of the notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "—Events of default."

        Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain covenants

        Limitation on liens.    The indenture provides that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, create or assume any Indebtedness for borrowed money that is secured by a Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on sale and leasebacks.    The indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any arrangement with any person pursuant to which we or any of our Subsidiaries leases any property that has been or is to be sold or transferred by us or our Subsidiaries to such person (a "Sale and Leaseback Transaction"), except that a Sale and Leaseback Transaction is permitted if we or such Subsidiary would be entitled to secure the property to be leased by a Lien (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the "Attributable Debt").

        In addition, permitted Sale and Leaseback Transactions not subject to the limitation above and not included in calculating Attributable Debt for purposes of the provisions described in "—Limitation on liens" above include:

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  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between only us and a Subsidiary of ours or only between our Subsidiaries; and

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  leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

        Limitation on activities of the co-issuer.    The indenture provides that DIRECTV Financing may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Subsidiary of the Issuer, the incurrence of Indebtedness as a co-obligor or guarantor of the notes, the Exchange Notes, if any, the Senior Revolving Credit Facility and any other Indebtedness incurred by the Issuer. Neither the Issuer nor any Subsidiary of the Issuer shall engage in any transactions with DIRECTV Financing in violation of the immediately preceding sentence.

        Additional subsidiary guarantees.    If any of our Domestic Subsidiaries, including any Domestic Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Revolving Credit Facility or the Existing Notes, then such Domestic Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Subsidiary. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Domestic Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Domestic Subsidiary from issuing a Guarantee, such Domestic Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The guarantees."

        Merger, consolidation or sale of assets.    The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        The indenture provides that each Guarantor (other than the Parent Guarantor or any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        Any successor to all or substantially all of the assets of the Parent Guarantor will not be required to provide a guarantee of the notes.

        Reports.    Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the indenture provides that the Issuers will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Issuers; provided, however, that to the extent such reports are filed with the

Commission and publicly available, no additional copies need be provided to holders of the notes. The Issuers will be deemed to have satisfied the requirements of this paragraph if (i) any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods and (ii) the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by such Parent.

Events of default

        The indenture provides that each of the following constitutes an Event of Default with respect to each series of notes:

          (a)   default for 30 days in the payment when due of interest or additional interest, if any, on the notes of such series;

          (b)   default in payment when due of principal of or premium, if any, on the notes of such series at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Change of control and rating decline" or "—Certain covenants—Merger, consolidation or sale of assets";

          (d)   default under any other provision of the indenture or the notes of such series, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of such series;

          (e)   there shall occur any (i) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us and any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more or (ii) "Event of Default" under and as defined in any indenture governing any of the Existing Notes (but only for so long as the Existing Notes issued thereunder remain outstanding and such "Event of Default" has not been cured or waived, in accordance with such indenture) whether or not any of the Existing Notes have been accelerated in accordance with the terms of the indentures governing the Existing Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (g)   failure by us and any of our Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry;

          (h)   certain events of bankruptcy or insolvency with respect to DIRECTV Holdings, DIRECTV Financing or any Significant Subsidiary of DIRECTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (i)    any Guarantee of a Significant Subsidiary with respect to the notes of such series shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee of such series of notes.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of any series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DIRECTV Holdings or DIRECTV Financing described in clause (h) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of any series may direct the Trustee in its exercise of any trust or power with respect to such series. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        In the event the notes are accelerated as a result of an Event of Default specified in clause (e)(ii) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without action by the Trustee or the Holders, if (i) such rescission would not conflict with any judgment or decree and (ii) within 60 days following the occurrence of such Event of Default:

          (1)   the applicable Existing Notes have been redeemed, repaid or discharged in full; or

          (2)   the Trustee thereunder or the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to the Event of Default; or

          (3)   the default that is the basis for the Event of Default has been cured.

        The holders of a majority in aggregate principal amount then outstanding of the notes of any series, by notice to the Trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the notes of such series.

        We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, owners, employees, incorporators and stockholders

        No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

        The indenture provides that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such series ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of the applicable series, except for:

          (a)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture provides that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of Default with respect to the notes of the applicable series.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the notes of any series:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the Internal Revenue Service a ruling or

            (B)  since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the notes of such series have been complied with.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes of any series when:

          (1)   either:

            (a)   all the notes of such series, theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year of the date of deposit or are to be called for redemption within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, supplement and waiver

        Except as provided in the next paragraph, the Issuers and the Trustee may enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes of any series issued thereunder with the consent of the holders of not less than a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange for the notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a nonconsenting holder):

          (1)   change the maturity of the principal of, or any installment of principal of or interest on, any series of notes;

          (2)   reduce the principal amount of notes of any series which would be due and payable upon a declaration of acceleration of the maturity thereof, or reduce the rate of interest on any series of notes or alter the provisions with respect to the amount of redemption premium on the notes;

          (3)   change the coin or currency in which the principal of or premium, if any, or interest on any series of notes is payable;

          (4)   impair the right of any holder of notes to institute suit for the enforcement of any such payment on or after the maturity of the note (or, in the case of redemption, on or after the redemption date);

          (5)   reduce the percentage in principal amount of the notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture;

          (6)   modify any of the provisions relating to amendments to the indenture with the consent of holders of notes, to waivers of past Defaults or covenants or the rights of holders of notes to receive payments of principal of or interest on the notes, except to increase any such percentage or to provide that certain other provisions of this indenture cannot be modified or waived without the consent of the holder of each outstanding series of notes affected thereby; or

          (7)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred.

        Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Guarantees to add to the covenants for the benefit of the holders of all or any series of notes or to surrender any right or power herein conferred upon the Issuers; to provide for the assumption of the obligations of the Issuers or any Guarantor to the holders of the notes in the case of a merger or consolidation; to provide for the issuance of exchange notes; to add any additional Events of Default for the benefit of the holders of all or any series of notes; to add one or more guarantees for the benefit of holders of the notes; to secure the notes; to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one Trustee; to comply with the rules of any applicable depositary of the notes; to provide for uncertificated notes or Guarantees in addition to or in place of certificated notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); to cure any ambiguity, defect or inconsistency; to comply with requirements of the Commission in order to effect or maintain the qualification hereof under the Trust Indenture Act; or to make any other change that would provide any additional rights or benefits to the holders of the notes of any series or that does not adversely affect the legal rights of any holder of notes of any series in any material respect.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the trustee

        The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        With respect to the notes of any series, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  this sentence shall not limit the preceding sentence of this paragraph;

           (ii)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2014 Notes" means $1,000 million of 4.750% Senior Notes due 2014 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2015 Notes" means $1,200 million of 3.550% Senior Notes due 2015 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2016 Notes" means $1,500 million of 7.625% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of May 14, 2008, as amended by the first supplemental indenture dated as of November 14, 2011.

        "3.125% 2016 Notes" means $750 million of 3.125% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "3.500% 2016 Notes" means $1,500 million of 3.500% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2019 Notes" means $1,000 million of 5.875% Senior Notes due 2019 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2020 Notes" means $1,300 million of 5.200% Senior Notes due 2020 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "2021 Notes" means $1,000 million of 4.600% Senior Notes due 2021 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "5.000% 2021 Notes" means $1,500 million of 5.000% Senior Notes due 2021 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2040 Notes" means $500 million of 6.350% Senior Notes due 2040 issued by us and DIRECTV Financing under an indenture dated as of March 11, 2010, as amended by the first supplemental indenture dated as of November 14, 2011.

        "6.000% 2040 Notes" means $1,250 million of 6.000% Senior Notes due 2040 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "2041 Notes" means $1,000 million of 6.375% Senior Notes due 2041 issued by us and DIRECTV Financing under an indenture dated as of August 17, 2010, as amended by the first supplemental indenture dated as of August 17, 2010, the second supplemental indenture dated as of March 10, 2011, the third supplemental indenture dated as of November 14, 2011 and the fourth supplemental indenture dated as of November 14, 2011.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

        "Board of Directors" means (a) with respect to any person that is a corporation, the Board of Directors of such person or any duly authorized committee thereof and (b) as to any other person, the functionally comparable body of such person or any duly authorized committee thereof.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Change of Control" means the occurrence of any one of the following:

          (1)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Parent Company becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

          (2)   the first day on which the majority of the members of our Board of Directors cease to be Continuing Directors; or

          (3)   the adoption of a plan relating to the liquidation or dissolution of us.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

        "Consolidated Net Tangible Assets" of any person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

        "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Domestic Subsidiaries" shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Notes" means the 2014 Notes, the 2015 Notes, the 2016 Notes, the 3.125% 2016 Notes, the 3.500% 2016 Notes, the 2019 Notes, the 2020 Notes, the 2021 Notes, the 5.000% 2021 Notes, the 2040 Notes, the 6.000% 2040 Notes and the 2041 Notes.

        "Existing Satellites" means the following satellites: DIRECTV 1R, DIRECTV 4S, DIRECTV 5, DIRECTV 7S, DIRECTV 8, DIRECTV 9S, DIRECTV 10, DIRECTV 11, DIRECTV 12, Spaceway 1 and Spaceway 2.

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.

        "GAAP" means United States generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes the guarantee of items that would be included within this definition.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch). In the event that we shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Liberty Transaction" means the mergers completed in accordance with the Agreement and Plan of Merger dated May 3, 2009, as amended, by and among The DIRECTV Group, Inc., DIRECTV, Liberty Media Corporation, Liberty Entertainment, Inc. and several wholly-owned subsidiaries of DIRECTV.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

        "Parent Company" means each of (a) DIRECTV and (b) any direct or indirect Subsidiary of Parent that owns any of our Capital Stock.

        "Permitted Liens" means with respect to the notes of any series:

          (a)   Liens securing the notes of such series and Liens securing any Guarantee of such notes;

          (b)   Liens securing Purchase Money Indebtedness; provided that such Liens do not extend to any assets of us or our Subsidiaries other than the assets so acquired;

          (c)   Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or the purchase price or construction, improvement or launch of satellites (other than Existing Satellites) for use in our business or the business of any Subsidiary; provided that such Liens do not apply to any assets other than the property acquired, constructed or improved or the satellite constructed, improved or launched (and in the case of any such satellite, other than any Existing Satellite, the related orbital slots, licenses and other related assets);

          (d)   Liens on property of a person existing at the time such person is merged into or consolidated with us or any Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

          (e)   Liens on property of a Subsidiary of the Issuer at the time that it becomes a Subsidiary of the Issuer pursuant to the terms of the indenture; provided that such Liens were not incurred in connection with, or contemplation of, becoming a Subsidiary of the Issuer;

          (f)    Liens on property existing at the time of acquisition thereof by us or any Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any Subsidiary of the Issuer other than the property so acquired;

          (g)   Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

          (h)   Liens existing on the date of the indenture securing Indebtedness existing on the date of the indenture;

          (i)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (j)    any interest or title of a lessor under any Capital Lease Obligations;

          (k)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (l)    easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (m)  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (n)   Liens not provided for in clauses (a) through (m) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the notes of such series are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the notes of such series, such Lien shall be subordinated to and be later in priority than the notes of such series on the same basis;

          (o)   extensions, renewals or refundings of any Liens referred to in clauses (a) through (n) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

          (p)   other Liens arising in connection with our Indebtedness and our Subsidiaries' Indebtedness, in an aggregate principal amount for us and our Subsidiaries together with the amount of Attributable Indebtedness incurred in connection with Sale and Leaseback Transactions, not exceeding at the time such lien is issued, created or assumed 15% of our Consolidated Net Tangible Assets.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Purchase Money Indebtedness" means (i) Indebtedness incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of Persons that are not Affiliates of the Company or the Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) so long as such Indebtedness is without recourse to the Company or any of its Subsidiaries or any of their respective assets, other than to the assets so purchased; or (ii) Indebtedness which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

        "Ratings Decline" means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by us or any Parent Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the "Trigger Period"), the rating of the notes shall be reduced by at least two Rating Agencies and the notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

        "Senior Revolving Credit Facility" means any credit agreement to which the Issuer and/or one or more of its Domestic Subsidiaries is party from time to time including without limitation the credit agreement dated as of February 7, 2011, by and among the Issuer, as borrower, Citibank, N.A., as administrative agent, the lenders party thereto from time to time, Barclays Capital Inc., as syndication agent, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank Of Scotland plc and UBS AG, Stamford Branch as co-documentation agents, and Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and UBS AG, Stamford Branch as joint lead arrangers and joint bookrunners, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Voting Stock" with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

        "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

Form of Registered Notes

        The certificates representing the registered notes will be issued in fully registered forms, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

        Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          (1)   DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

          (2)   we provide for the exchange pursuant to the terms of the indenture, or

          (3)   we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

        As of the date of this prospectus, no certificated notes are issued and outstanding.

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of original notes that hold the original notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, brokers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  tax consequences to certain expatriates and former long-term residents of the U.S.;

  •
  alternative minimum tax, gift tax or estate tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

        The exchange of your original notes for registered notes in the exchange offer should not constitute a material modification of the terms of the notes and therefore would not constitute a taxable event for federal income tax purposes. Accordingly, the exchange of your original notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your original notes.

        The preceding discussion of the material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes and guarantees on behalf of the issuers.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of DIRECTV's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

        This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

 Dealer Prospectus Delivery Obligation

        Until July 11, 2012, all dealers that effect transactions in the original notes or the registered notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$4,000,000,000

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING AND UNREGISTERED

$1,250,000,000 2.400% Senior Notes due 2017
$1,500,000,000 3.800% Senior Notes due 2022
$1,250,000,000 5.150% Senior Notes due 2042

FOR NEWLY-ISSUED, REGISTERED

$1,250,000,000 2.400% Senior Notes due 2017
$1,500,000,000 3.800% Senior Notes due 2022
$1,250,000,000 5.150% Senior Notes due 2042

That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

April 11, 2012